As filed with the Securities and Exchange Commission on March 28, 2017

Registration No. 333-216153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON

FORM S-3 TO FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Aragon, Esq.

David R. Crandall, Esq.

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

(303) 899-7300

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	12,080 shares (1)	N/A	N/A	(2)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become offered or issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on February 21, 2017 of the Registrant’s Registration Statement on Form S-4 (File No. 333-216153), as amended. Such Registration Statement on Form S-4 was declared effective on March 22, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

UnitedHealth Group Incorporated (“UnitedHealth Group,” the “Registrant,” “we” or “our”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-216153) filed on February 21, 2017 (as amended, the “Registration Statement”), by filing this Post-Effective Amendment No. 2 on Form S-3 (this “Amendment”).

On March 24, 2017, Spartan Merger Sub 1, Inc., a wholly-owned subsidiary of the Registrant (“Offeror”), merged (the “Merger”) with and into Surgical Care Affiliates, Inc. (“SCA”), and immediately following the consummation of the Merger, SCA was merged (the “Subsequent Merger”) with and into Spartan Merger Sub 2, LLC, a wholly-owned subsidiary of the Registrant (“Merger Sub”), with Merger Sub continuing as the surviving company of the Subsequent Merger and as a wholly-owned subsidiary of the Registrant pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 7, 2017 (the “Merger Agreement”), by and among the Registrant, Merger Sub, Offeror and SCA. Pursuant to the Merger Agreement, each SCA stock option that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into an option to purchase that number of shares of the Registrant’s common stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) 0.336442, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share for such option immediately prior to the effective time of the Merger, by (2) 0.336442.

This Post-Effective Amendment No. 2 relates to the offer and sale of 12,080 shares of the Registrant’s common stock issuable upon the exercise of the stock options assumed by the Registrant and converted into stock options of the Registrant at the Effective Time, which stock options are held by former employees and directors of SCA. All such shares of the Registrant’s common stock were originally registered by the registrant on the Registration Statement, which became effective on March 22, 2017.

PROSPECTUS

UNITEDHEALTH GROUP INCORPORATED

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

12,080 Shares of Common Stock, $0.01 Par Value Per Share

This prospectus relates to the offer and sale of 12,080 shares of common stock, par value $0.01 per share, of UnitedHealth Group Incorporated (“UnitedHealth Group,” “we” or “our”) issuable upon the exercise of certain outstanding stock option awards held by former employees and directors of Surgical Care Affiliates, Inc. (“SCA”) under the SCA 2013 Omnibus Long-Term Incentive Plan, the SCA Management Equity Incentive Plan and the SCA Directors and Consultants Equity Incentive Plan.

On March 24, 2017, Spartan Merger Sub 1, Inc., a wholly-owned subsidiary of UnitedHealth Group (“Offeror”), merged (the “Merger”) with and into SCA, and immediately following the consummation of the Merger, SCA was merged (the “Subsequent Merger”) with and into Spartan Merger Sub 2, LLC, a wholly-owned subsidiary of UnitedHealth Group (“Merger Sub”), with Merger Sub continuing as the surviving company of the Subsequent Merger and as a wholly-owned subsidiary of UnitedHealth Group pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 7, 2017 (the “Merger Agreement”), by and among UnitedHealth Group, Merger Sub, Offeror and SCA. Pursuant to the Merger Agreement, each outstanding SCA stock option that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into an option to purchase that number of shares of UnitedHealth Group’s common stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) 0.336442, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share for such option immediately prior to the effective time of the Merger, by (2) 0.336442.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “UNH.” On March 24, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $165.00 per share.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2017

We have not authorized any person to give any information or to represent anything not contained or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may provide. This prospectus and any accompanying prospectus supplement constitute an offer to sell only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus filed by us with the SEC is current only as of the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since any such date.

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ABOUT THIS PROSPECTUS

This prospectus contains an overview of plan participant’s rights under the SCA 2013 Omnibus Long-Term Incentive Plan, the SCA Management Equity Incentive Plan and the SCA Directors and Consultants Equity Incentive Plan (each, an “SCA Plan” and collectively, the “SCA Plans”), each of which was assumed by UnitedHealth Group upon completion of Merger. As a result of the Merger, the awards granted under the SCA Plan relate to shares of UnitedHealth Group common stock instead of shares of SCA common stock.

The description of the SCA Plans in this prospectus is merely a summary of key terms and conditions of the SCA Plans. This prospectus does not contain all of the terms and conditions of the official plan documents for the SCA Plans, and is expressly qualified by reference to the SCA Plan documents for the plans and the terms and conditions of a specific grant or award. In the event of any inconsistency between this prospectus, any plan documents or the terms and conditions of a grant or award, the plan documents and the terms and conditions of the grant or award will govern. See “Where You Can Find More Information” for instructions on how to obtain copies of the plan documents.

In this prospectus, unless otherwise specified, the terms “UnitedHealth Group,” the “Company,” “we,” “us” or “our” mean UnitedHealth Group Incorporated and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in U.S. dollars, or “$.”

The registration statement that contains this prospectus (including the exhibits filed with and incorporated by reference into the registration statement) contains additional information about UnitedHealth Group and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC public reference room referred to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov, and at the offices of the New York Stock Exchange, or NYSE.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We are incorporating by reference certain information filed previously with the SEC into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we hereafter make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case excluding any documents or information deemed to have been furnished and not filed in accordance with SEC rules), prior to the termination of the offering under this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2016, or 2016 10-K;

•	Current Reports on Form 8-K filed on January 17, 2017 and March 13, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on July 1, 2015, and any amendment or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered copies of this prospectus and any of the documents incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by written or oral request directed to:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Legal Department

(952) 936-1300

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements, estimates, projections or outlook contained in, or incorporated by reference into, this prospectus or any prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry; assessments for insolvent payers under state guaranty fund laws; our ability to maintain and achieve improvement in CMS Star Ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and other government programs, including sequestration and the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS Star Ratings program or the application of risk adjustment data validation audits; cyber-attacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions; fluctuations in foreign currency exchange rates on our reported shareholders’ equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our periodic and current filings with the SEC, including the 2016 10-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in, or incorporated by reference into, this prospectus and any prospectus supplement or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

SUMMARY

This section summarizes selected information presented in greater detail elsewhere in this prospectus. However, this summary may not contain all of the information that may be important to in determining whether to invest in our securities. You are urged to carefully read the remainder of this prospectus, any prospectus supplement and the other information incorporated by reference herein or therein which contain additional important information about UnitedHealth Group.

UNITEDHEALTH GROUP

UnitedHealth Group is a diversified health and well-being company dedicated to helping people live healthier lives and helping to make the health care system work better for everyone.

Through our diversified family of businesses, we leverage core competencies in advanced, enabling technology; health care data, information and intelligence; and clinical care management and coordination to help meet the demands of the health system. These core competencies are deployed within our two distinct, but strategically aligned, business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum.

UnitedHealthcare provides health care benefits to an array of customers and markets. UnitedHealthcare Employer & Individual serves employers ranging from sole proprietorships to large, multi-site and national employers, public sector employers and other individuals. UnitedHealthcare Medicare & Retirement delivers health and well-being benefits for Medicare beneficiaries and retirees. UnitedHealthcare Community & State manages health care benefit programs on behalf of state Medicaid and community programs and their participants. UnitedHealthcare Global includes UnitedHealthcare Brazil, a health care company providing health and dental benefits and hospital and clinical services to employer groups and individuals in Brazil, and other diversified global health businesses.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers, through its OptumHealth, OptumInsight and OptumRx businesses. These businesses have dedicated units that help improve overall health system performance through optimizing care quality, reducing costs and improving consumer experience and care provider performance leveraging distinctive capabilities in data and analytics, pharmacy care services, population health, health care delivery and health care operations.

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota and was reincorporated in Delaware on July 1, 2015 pursuant to a plan of conversion. Our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our website is located at www.unitedhealthgroup.com. The information on our website is not part of this prospectus or any prospectus supplement.

THE OFFERING

Issuer	UnitedHealth Group Incorporated, a Delaware corporation

Common stock offered	12,080 shares of common stock, par value $0.01 per share

Use of proceeds

We will not receive any proceeds from the sale of our common stock covered by this prospectus other than proceeds from the exercise of the options whose underlying shares are covered by this prospectus. We have no plans for the application of any of these proceeds other than for general corporate purposes.

New York Stock Exchange symbol	UNH

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described herein and those described under “Risk Factors” in Part I, Item 1A of our 2016 10-K, which risk factors are incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference into this prospectus and any prospectus supplement, before making a decision to invest in our securities. See “Incorporation of Certain Documents by Reference” in this prospectus for information about how you can obtain or view copies of incorporated information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock covered by this prospectus other than proceeds from the exercise of the options whose underlying shares are covered by this prospectus. We have no plans for the application of any of these proceeds other than for general corporate purposes. We have no assurance that any of the options will be exercised.

PLAN OF DISTRIBUTION

We are registering 12,080 shares of our common stock issuable upon the exercise of the options.

Pursuant to the terms of the applicable options, our shares will be issued to those option holders who elect to exercise and provide payment of the exercise price. We do not know if or when the options will be exercised. We also do not know whether any of the shares acquired upon exercise of any options will subsequently be resold. We are not using an underwriter in connection with this offering.

CORPORATE GOVERNANCE

Directors of UnitedHealth Group

Following is a brief biographical description of each current director.

William C. Ballard, Jr.	Age 76	Director since 1993

Mr. Ballard served as Of Counsel to Bingham Greenebaum Doll LLP (formerly Greenebaum Doll & McDonald PLLC), a law firm in Louisville, Kentucky, from 1992 until 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving with Humana in various roles for 22 years, including as the Chief Financial Officer (“CFO”) and a director. In the past five years, he also served as a director of Welltower, Inc. (formerly Health Care REIT, Inc.).

Richard T. Burke	Age 73	Director since 1977

Mr. Burke is Chair of the Board of Directors of UnitedHealth Group, has been a member of our Board since 1977, and was CEO of UnitedHealthcare, Inc., our predecessor corporation, until 1988. From 1995 until 2001, Mr. Burke was the owner, CEO and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke currently serves as a director of Meritage Homes Corporation.

Robert J. Darretta	Age 70	Director since 2007

Mr. Darretta is the retired Vice Chair of the Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson, a health care products company. Mr. Darretta served as Chief Financial Officer and a member of the Executive Committee of Johnson & Johnson from March 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta currently serves as a trustee for certain Putnam mutual funds.

Timothy P. Flynn	Age 60	Director since 2017

Mr. Flynn was the Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as Chief Executive Officer of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices. He has been a director of the International Integrated Reporting Council since September 2015, and he previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and was a founding member of The Prince of Wales’ International Integrated Reporting Committee. Mr. Flynn currently serves as a director of Alcoa, JPMorgan Chase & Co. and Wal-Mart Stores, Inc. He served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016.

Stephen J. Hemsley	Age 64	Director since 2000

Mr. Hemsley is CEO of UnitedHealth Group and has served in that capacity since 2006. He has been a member of the Board of Directors since 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President and became Chief Operating Officer in 1998. Mr. Hemsley served as President and Chief Operating Officer from 1999 to 2006 and as President and CEO from 2006 to November 2014. Mr. Hemsley currently serves as a director of Cargill, Inc.

Michele J. Hooper	Age 65	Director since 2007

Ms. Hooper is President and CEO of The Directors’ Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and CEO of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. Ms. Hooper currently serves as a director of PPG Industries, Inc.

Rodger A. Lawson	Age 70	Director since 2011

Mr. Lawson currently serves as Executive Chair of the Board of Directors of E*TRADE Financial Corporation, a financial services company, and has served in that capacity since September 2016. Mr. Lawson previously served as Chair of the Board of E*TRADE from May 2014 to September 2016. Prior to joining E*TRADE, Mr. Lawson was President of Fidelity, a mutual fund and financial services company, from 2007 to 2010. Prior to joining Fidelity, Mr. Lawson was Vice Chairman of Prudential Financial from 2002 to 2007 where he was responsible for the International Operating Division and for Global Marketing Communications. Mr. Lawson served as Executive Vice President of Prudential from 1996 to 2002. Prior to joining Prudential, Mr. Lawson was President and CEO of VanEck Global from 1994 to 1996. Mr. Lawson was Managing Director and Partner-in-Charge of Private Global Banking and Mutual Funds at Bankers Trust from 1992 to 1994. Mr. Lawson was a Managing Director and CEO at Fidelity Investments-Retail from 1985 to 1991, and President and CEO at Dreyfus Service Corporation from 1982 to 1985.

Glenn M. Renwick	Age 61	Director since 2008

Mr. Renwick is Executive Chair of the Board of Directors of The Progressive Corporation, an auto insurance holding company, and has served in that capacity since July 2016. Mr. Renwick previously served as Chair of the Board of Progressive from 2013 to 2016 and as President and CEO of Progressive from 2001 to 2016. Before being named President and CEO in 2001, Mr. Renwick served as CEO-Insurance Operations and Business Technology Process Leader at Progressive from 1998 to 2000. Prior to that, he led Progressive’s Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick also currently serves as a director of Fiserv, Inc.

Kenneth I. Shine, M.D.	Age 82	Director since 2009

Dr. Shine has been Professor of Medicine at the Dell Medical School within the University of Texas System (the “UT System”), which consists of nine academic campuses and six health institutions, since June 2015. He served as the Special Advisor to the Chancellor for Health Affairs of the UT System from September 2013 to June 2015, as Executive Vice Chancellor for Health Affairs of the UT System from 2003 to September 2013, and as interim Chancellor of the UT System from 2008 to February 2009. Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California at Los Angeles School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. He is a nationally recognized cardiologist.

Gail R. Wilensky, Ph.D.	Age 73	Director since 1993

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From 2006 to 2008, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From 2001 to 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is a nationally recognized health care economist. Dr. Wilensky currently serves as a director of Quest Diagnostics Incorporated.

Director Independence

The UnitedHealth Group Board has adopted UnitedHealth Group’s Standards for Director Independence, which are available on UnitedHealth Group’s website at www.unitedhealthgroup.com. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.

  The UnitedHealth Group Board has determined that William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Timothy P. Flynn, Michele J. Hooper, Rodger A. Lawson, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. are each “independent” under the NYSE rules and UnitedHealth Group’s Standards for Director Independence and have no material relationships with UnitedHealth Group that would prevent the directors from being considered independent. Stephen J. Hemsley, UnitedHealth Group’s CEO, is not an independent director. Edson Bueno, M.D., who also was not an independent director because he was the founder and CEO of Amil, passed away in February 2017.

  In determining independence, the UnitedHealth Group Board considered, among other factors, the business relationships between UnitedHealth Group and its directors, their immediate family members (as defined by the NYSE) and their affiliated companies. The UnitedHealth Group Board considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with UnitedHealth Group, and also considered charitable contributions that UnitedHealth Group or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the UnitedHealth Group Board evaluated the following relationships and determined that such relationships were in the normal course of business and did not impair the directors’ ability to exercise independent judgment:

•	Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners is a customer of UnitedHealth Group and paid UnitedHealth Group premiums for health insurance of approximately $214,000 in 2016. These premiums were determined on the same terms and conditions as premiums for other comparable customers.

•	Dr. Wilensky is a Senior Fellow of Project HOPE. In 2016, Project HOPE paid UnitedHealth Group approximately $1.3 million for premiums for health insurance. These premiums were determined on the same terms and conditions as premiums and fees for other comparable customers. UnitedHealth Group paid Project HOPE approximately $354,000 for network provider services and approximately $150,000 in sponsorship fees for a workforce health and productivity project in 2016. The United Health Foundation donated approximately $190,000 to Project HOPE in 2016 in support of disaster relief in Haiti and its annual fundraising gala. Total fees paid by UnitedHealth Group and the United Health Foundation to Project HOPE during 2016 were less than 1% of Project HOPE’s total revenues for 2016. Dr. Wilensky is neither directly nor indirectly involved in these relationships.

  The UnitedHealth Group Board also considered relationships between UnitedHealth Group and organizations on which its non-employee directors or their immediate family members serve only as directors and determined that such relationships did not impair the directors’ exercise of independent judgment.

Board Committees

  The UnitedHealth Group Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Committee. These committees help the UnitedHealth Group Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually. The following table identifies the members of each committee as of March 14, 2017:

Director	Audit	Compensation	Nominating	Public Policy
William C. Ballard, Jr.
Richard T. Burke*
Robert J. Darretta
Timothy P. Flynn
Stephen J. Hemsley
Michele J. Hooper
Rodger A. Lawson
Glenn M. Renwick
Kenneth I. Shine, M.D.
Gail R. Wilensky, Ph.D.

Chairperson         Member         Financial Expert

*	Mr. Burke is the Chair of the Board and an ex-officio member of the Compensation Committee and Public Policy Committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each committee meeting, but does not count for quorum purposes or vote on committee matters.

Audit Committee	Meetings Held in 2016: 9

Committee Members:

Glenn M. Renwick (Chair), Richard T. Burke, Robert J. Darretta and Michele J. Hooper

Primary Responsibilities:

The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm and assists the UnitedHealth Group Board by overseeing financial reporting and internal controls and public disclosure. The Audit Committee reviews and assesses the effectiveness of UnitedHealth Group’s policies, procedures and resource commitment in the areas of compliance, ethics, privacy and data security, by interacting with personnel responsible for these functions. The Audit Committee also oversees management’s processes to identify and quantify material risks facing UnitedHealth Group. The Audit Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee operates as a direct line of communication between the UnitedHealth Group Board and UnitedHealth Group’s independent registered public accounting firm, as well as its internal audit, compliance and legal personnel.

Independence:

Each of the Audit Committee members is an independent director under the NYSE listing standards and the SEC rules. The UnitedHealth Group Board has determined that Messrs. Renwick, Burke and Darretta and Ms. Hooper are “audit committee financial experts” as defined by the SEC rules.

Compensation Committee	Meetings Held in 2016: 5

Committee Members:

Rodger A. Lawson (Chair), William C. Ballard, Jr. and Gail R. Wilensky, Ph.D.

Primary Responsibilities:

The Compensation Committee is responsible for overseeing UnitedHealth Group’s policies and practices related to total compensation for executive officers, the administration of UnitedHealth Group’s incentive and equity-based plans and the risk associated with its compensation practices and plans. The Compensation Committee also establishes UnitedHealth Group’s employment arrangements with its CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and UnitedHealth Group’s stock ownership guidelines.

Independence:

Each of the Compensation Committee members is an independent director under the NYSE listing standards and the SEC rules, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Nominating Committee	Meetings Held in 2016: 3

Committee Members:

Michele J. Hooper (Chair), William C. Ballard, Jr. and Richard T. Burke

Primary Responsibilities:

The Nominating Committee’s duties include identifying and nominating individuals to be proposed as nominees for election as directors at each Annual Meeting of UnitedHealth Group or to fill Board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the UnitedHealth Group Board uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee also oversees Board processes and corporate governance-related risk.

Independence:

Each of the Nominating Committee members is an independent director under the NYSE listing standards.

Public Policy Committee	Meetings Held in 2016: 4

Committee Members:

Gail R. Wilensky, Ph.D. (Chair) and Kenneth I. Shine, M.D.

Edson Bueno, M.D. served on the Public Policy Committee until his passing in February 2017.

Primary Responsibilities:

The Public Policy Committee is responsible for assisting the UnitedHealth Group Board in fulfilling its responsibilities relating to UnitedHealth Group’s public policy, health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility. The Public Policy Committee is also responsible for overseeing the risks associated with these activities.

Independence:

Dr. Wilensky and Dr. Shine are each independent directors under the NYSE listing standards.

EXECUTIVE COMPENSATION OF UNITEDHEALTH GROUP

Set forth below is information concerning UnitedHealth Group’s compensation program. The definitive proxy statement for UnitedHealth Group’s 2017 Annual Meeting of Shareholders may include additional information related to the topics discussed below.

Executive Summary

UnitedHealth Group’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.

In determining 2016 executive compensation, the Compensation Committee considered UnitedHealth Group’s strong growth, operating performance and financial results, all of which were achieved in an uncertain environment, as well as individual executive performance. Some of our key business results for 2016 were:

•	Revenues increased 17.7% to $184.8 billion from $157.1 billion in 2015;

•	Operating earnings increased 17.3% year-over-year to $12.9 billion, and net earnings attributable to UnitedHealth Group common shareholders increased to over $7 billion and were supported by cash flows from operations of $9.8 billion;

•	Adjusted earnings per share[1] increased 24.8% to $8.05 per share from $6.45 per share in 2015;

•	Return on equity exceeded 19% in 2016;

•	Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 38% in 2016 and 120% over the 2014-2016 time period;

•	Our annual cash dividend rate increased to $2.50 per share, paid quarterly, representing a 25% increase over the annual cash dividend rate of $2.00 per share paid quarterly since the second quarter of 2015;

•	We repurchased $1.28 billion in stock at an average price of $128.97 per share;

•	UnitedHealth Group was the top ranking company in the insurance and managed care sector on Fortune’s 2017 “World’s Most Admired Companies” list, based on 2016 results. This is the seventh consecutive year UnitedHealth Group has ranked No. 1 overall in its sector; and

•	UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 18th consecutive year.

The Compensation Committee believes that total compensation for the executive officers listed in the 2016 Summary Compensation Table (the “named executive officers” or “NEOs”) should be heavily weighted toward long-term performance-based compensation. In 2016, long-term compensation represented approximately 70% of the total mix of compensation granted to our named executive officers. The elements of compensation for our named executive officers were unchanged from 2015.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2016:

•	Performance-based compensation arrangements, including performance-based equity awards, that use a variety of performance measures, with different measures used for annual and long-term plans.

•	Double-trigger accelerated vesting of time-based equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

[1]	Adjusted earnings per share is a non-GAAP financial measure. Refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this section for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

•	No excise tax gross-ups or executive-only perquisites such as company cars, security systems or financial planning.

•	A compensation clawback policy that entitles the UnitedHealth Group Board to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement, or in the event of a senior executive’s violation of non-compete, non-solicit or confidentiality provisions.

•	A stock retention policy that generally requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

•	Stock ownership guidelines for our executive officers, each of whom complied with the applicable ownership guidelines as of December 31, 2016. Mr. Hemsley, our CEO, owned shares equal to 424 times his base salary as of March 14, 2017.

•	Prohibition on repricing of stock options and stock appreciation rights without shareholder approval.

•	Annual advisory shareholder vote to approve UnitedHealth Group’s executive compensation.

•	The direct retention by the Compensation Committee of its independent compensation consultant, Pay Governance LLC, which performs no other consulting or other services for UnitedHealth Group.

For 2017, we eliminated our long-term performance cash plan so that going forward all long-term incentive awards will be delivered in equity.

As discussed in detail below and reflected in the 2016 Summary Compensation Table, in 2016, the Compensation Committee determined that our CEO, Mr. Hemsley, should receive the following compensation:

•	Base salary of $1.3 million, which is unchanged since 2006;

•	Annual cash incentive award of $4 million, which represents 154% of his target opportunity;

•	Long-term cash incentive award of $908,500 for the 2014-2016 performance period, which represents above target performance by UnitedHealth Group against pre-set 2014-2016 long-term incentive plan performance goals;

•	A performance-based restricted stock unit opportunity (“performance shares”) with a target grant date fair value of $4.675 million, restricted stock units (“RSUs”) with a grant date fair value of $2.337 million, and non-qualified stock options with a grant date fair value of $2.337 million; and

•	Matching contributions of $133,425 made under UnitedHealth Group’s 401(k) plan and Executive Savings Plan.

Compensation Discussion and Analysis

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong pay-for-performance alignment by linking senior management compensation to enterprise and individual performance goals. The primary objectives of our executive compensation program are to:

•	Align the economic interests of our executive officers with those of our shareholders.

•	Reward performance that advances our mission of helping people live healthier lives and helping to make the health system work better for everyone.

•	Attract, motivate and retain highly qualified executive officers.

•	Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

•	Reward performance that supports UnitedHealth Group’s values.

•	Foster an entrepreneurial spirit with innovative thinking and action, and effective and accountable management, and that leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•	Pay-for-sustainable performance. A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that affect shareholder value.

•	Enhance the long-term value of the business. Our incentive compensation design and the performance measures we select encourage executive officers to focus on enhancing the longer-term value of UnitedHealth Group and avoid excessive risk-taking.

•	Reward long-term growth, and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward long-term equity awards. These awards encourage sustained performance and positive shareholder returns.

•	Provide standard benefits and very limited perquisites. We provide standard employee benefits and very limited perquisites to our executive officers. We generally do not have any “executive-only” benefits or perquisites, which we believe is appropriate in our culture and does not impact our ability to attract and retain top executive talent.

Determination of Total Compensation

Role of the Compensation Committee

The Compensation Committee oversees UnitedHealth Group’s policies and philosophy related to total compensation for executive officers. The Compensation Committee approves the compensation for the named executive officers based on its own evaluation, input from our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

In addition, in making compensation decisions, the Compensation Committee considers the results of UnitedHealth Group’s annual shareholder advisory votes approving UnitedHealth Group’s executive compensation. Since our inaugural vote in 2011, more than 95% of the votes cast have been in favor of UnitedHealth Group’s executive compensation at each of our annual meetings. The Compensation Committee believes these shareholder votes indicate strong support for UnitedHealth Group’s executive compensation program.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains a separate independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to UnitedHealth Group and does not perform any work for management. The Compensation Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with UnitedHealth Group, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation Committee concluded that Mr. Weinstein’s and Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

Competitive Positioning

The Compensation Committee believes that total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation amounts.

In general, the Compensation Committee’s goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below) if paid at target. Target total compensation of our named executive officers as a group in 2016, consisting of base salary, target annual cash incentive award, target long-term cash incentive award and the grant date fair value of equity awards (including performance shares at target), resulted in a target compensation opportunity for our named executive officers in the aggregate between the 50th and the 75th percentiles of the market data for our peer group. The Compensation Committee believes this range is an appropriate reflection of UnitedHealth Group’s size, complexity and relative performance over the past several years. The following briefly summarizes the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses this data.

At the request of the Compensation Committee, Pay Governance conducts an annual review of UnitedHealth Group’s compensation peer group. This review ensures that the peer group companies remain appropriate from a business and talent perspective and occurs at the second quarter Compensation Committee meeting because recent financial and compensation data are generally available.

The Compensation Committee uses the following methodology, which formulates a peer group focused on the industries reflected in the prior career experience of approximately 250 of UnitedHealth Group’s senior leaders:

•	All U.S. publicly traded companies in the following industries as the starting point:

• Health care	• Pharma/Biotech/Life Sciences
• Insurance	• Financial Services
• Technology	• Professional Services (e.g., consulting, accounting)

•	Limit the list to the largest companies by revenue and market cap to avoid companies of significantly smaller scope; and

•	Add major companies located near UnitedHealth Group’s headquarters and primary operating locations to reflect relevant geographic markets for talent.

This screening process resulted in the 52 companies set forth under “Peer Group and Managed Care Companies” below. As compared to the peer group, UnitedHealth Group is:

•	Approximately at the 95th percentile on a revenue basis;

•	Approximately at the 70th percentile on a market cap basis;

•	Approximately at the 70th percentile in earnings from operations; and

•	Approximately at the 75th percentile in number of employees.

The Compensation Committee also considers market data from the four largest publicly traded managed care companies with which we compete for business, three of which are in the 52-company peer group described above. However, the Compensation Committee does not use this group of managed care companies as a primary reference point for benchmarking compensation practices because UnitedHealth Group is substantially larger, more complex and more diverse than these companies, and because we believe that UnitedHealth Group competes primarily for talent and capital with other successful large companies across a broader group of industries.

Once the process is concluded and peer group companies are selected, the Compensation Committee generally uses the data as follows:

•	At the fourth quarter Compensation Committee meeting, Pay Governance presents an annual review of the market competitiveness of UnitedHealth Group’s executive compensation program for UnitedHealth Group’s executive officers. The review compares the compensation opportunities provided to UnitedHealth Group’s executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

•	At the first quarter meeting, the Compensation Committee determines pay opportunities for each officer using the market competitiveness assessment from the previous fourth quarter as a reference point. In addition, the Compensation Committee takes into consideration UnitedHealth Group’s performance against previously established performance goals, each officer’s individual performance, internal equity, the CEO’s recommendations, and other relevant business performance that may not be adequately captured by UnitedHealth Group and individual officer goals.

The companies that were included in the 2016 peer group and the four managed care companies are listed at the end of this Compensation Discussion and Analysis.

Role of Management and CEO in Determining Executive Compensation

The Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. Our CEO assists the Compensation Committee by evaluating the performance of the executive officers that report directly to him and recommending compensation levels for these executive officers.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer’s total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, the projected value of accumulated equity awards based upon various stock price scenarios, and compensation to be paid under various potential employment termination scenarios. This is done to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.

Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for executive officers	Annual compensation, not variable

Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals and individual performance results	Annual performance compensation, variable

Long-term cash incentive awards (no new awards after 2017—replaced with long-term performance shares)	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, variable

Equity awards

To motivate and retain executive officers and align their interests with shareholders through the use of:

•       Performance shares to motivate sustained performance and growth and potentially assist executives in building ownership in UnitedHealth Group

•       RSUs to retain executive officers and build stock ownership positions

•       Non-qualified stock options to encourage sustained stock price appreciation

Long-term performance compensation, variable

Employee benefits	To promote health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration	Annual indirect compensation, not variable

As reflected in the charts below, the mix of total target compensation granted in 2016 to our named executive officers was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 70% of total target compensation for our named executive officers.

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year. In June 2016, the Compensation Committee approved an increase in the base salary for Mr. Rex upon his promotion to Chief Financial Officer, which was effective June 7, 2016. There were no other changes to the base salaries of the other named executive officers:

Name	2016 Base Salary ($)	2015 Base Salary ($)	Increase From 2015 to 2016 (%)
Stephen J. Hemsley	1,300,000	1,300,000	0%
John F. Rex	800,000	625,000	28%
David S. Wichmann	1,100,000	1,100,000	0%
Larry C. Renfro	1,100,000	1,100,000	0%
Marianne D. Short	800,000	800,000	0%

Annual Cash Incentive Awards

2016 Annual Incentive Plan Performance Goals

Annual cash incentive awards may be paid if UnitedHealth Group meets or exceeds annual performance goals for that year as determined by the Compensation Committee. In establishing the performance measures for the 2016 annual cash incentive awards, the Compensation Committee sought to align broadly the compensation of our executive officers with key elements of UnitedHealth Group’s 2016 business plan. Development of UnitedHealth Group’s 2016 business plan was a robust process that involved input from all of UnitedHealth Group’s business units and was reviewed with the UnitedHealth Group Board in the fourth quarter of 2015 and the first quarter of 2016. These performance measures are based on enterprise-wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of UnitedHealth Group as key members of UnitedHealth Group’s leadership team.

The following table sets forth the performance measures and goals established, as well as actual 2016 performance results:

2016 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2016 Performance
Revenue*	1/3	$172.425 billion	$181.5 billion	$190.575 billion	$184.828 billion
Operating Income*	1/3	$11.241 billion	$13.225 billion	$15.209 billion	$13.280 billion
Cash Flows from Operations*		$8.075 billion	$9.5 billion	$10.925 billion	$9.795 billion
Stewardship: • Customer and Physician • Satisfaction • Employee Engagement • Employee Teamwork	1/3	2015 results for customer and physician satisfaction, teamwork, and employee engagement	2 points above 2015 results for customer and physician satisfaction; 1 point above 2015 results for teamwork and employee engagement	4 points above 2015 results for customer and physician satisfaction; 2 points above 2015 results for teamwork and employee engagement	At threshold for customer and physician satisfaction; at target for employee engagement and teamwork

*	UnitedHealth Group’s annual incentive plan allows for adjustments to UnitedHealth Group’s reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives’ line of sight/ability to affect payouts, align award payments with growth of UnitedHealth Group’s business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize UnitedHealth Group’s preference for long-term and sustainable growth. We adjusted 2016 operating income to exclude the impact of our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty) of $350 million. Penn Treaty is completely unaffiliated with, is not owned by, and does not share any executive officers or directors with, UnitedHealth Group. Under state guaranty association laws, we and other insurance companies are required to cover a portion of Penn Treaty’s obligations to its policyholders when it became insolvent. The Committee felt it was appropriate to exclude the impact of the Penn Treaty charge since management had no control over this matter and there was no consideration for Penn Treaty included in the 2016 performance measure and goal setting process.

Context for the 2016 Annual Cash Incentive Plan Performance Goals

The 2016 financial performance measures at target level represented year-over-year growth in revenues of $24.4 billion, or 15.5%; year-over-year growth in operating income of $2.2 billion, or 20.0%; and year-over-year decrease in operating cash flows of $240 million due to unusually strong operating cash flows in 2015. These targets reflected a full-year of Catamaran results following its acquisition in mid-2015 and the view that there would be a continued challenging business environment in 2016, including the following expectations:

•	Continued marketplace disruption and financial uncertainty related to certain elements of the public health insurance exchanges, including the level of enrollment growth and enrollee health status, risk-adjustment payments, the transitional reinsurance program, and the availability of funds to support the risk-corridor provision;

•	There would not be net favorable development in previously reported medical costs payable estimates; and

•	There would be continued funding pressures in government programs.

The 2016 non-financial performance measures were based on survey data results and, at target levels, represented increases over 2015 performance in all categories. These measures were viewed to be important to longer-term financial success, customer satisfaction, and employee welfare that might not be immediately reflected in annual financial results. The Compensation Committee was of the view that the breadth of financial and non-financial performance measures for the 2016 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis and avoid excessive risks.

At the beginning of 2016, the Compensation Committee believed that achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2016 business plan. These initiatives included the following:

•	Grow medical enrollment in UnitedHealthcare by approximately 1,850,000 people;

•	Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

•	Continue to innovate in commercial products, service and distribution;

•	Evaluate appropriate level of future participation in the public health insurance exchanges, and minimize the disruption of any reduction in participation;

•	Deliver more effective and comprehensive clinical management, and continue expanding the proportion of our network operating with value-based contracts;

•	Increase UnitedHealth Group’s net promoter score and enhance customer service;

•	Execute on Optum’s growth and alignment initiatives, with major focus areas including care delivery, technology-enabled services and pharmacy care services;

•	Realize planned synergies from integration and alignment of the Catamaran acquisition with OptumRx; and

•	Further improve our consolidated operating cost ratio after considering the impact of changes in business mix.

With respect to these initiatives, UnitedHealth Group significantly exceeded its enrollment targets, adding nearly 2.2 million new members, and improved net promoter scores in many, but not all, of its businesses. UnitedHealthcare further improved its Medicare Star ratings and Optum achieved its combined revenue and earnings growth projections, exceeding targeted synergies from the Catamaran acquisition. In addition, the amount of medical spend covered under value-based arrangements increased to nearly $53 billion, the consolidated operating cost ratio decreased to 15.4%, which includes the impact of Penn Treaty, and UnitedHealth Group achieved or made substantial progress on all of the other initiatives listed above.

Revenues were significantly above target levels. Operating income for 2016 was above target after excluding the $350 million pre-tax impact to earnings of UnitedHealth Group during the fourth quarter of 2016 for the Penn Treaty matter that was not contemplated when the targets were established. This above target performance was achieved despite significantly higher than expected losses related to UnitedHealth Group’s individual health insurance exchange products. Cash flows from operations for 2016 were also above target.

Non-financial performance measures were at target levels except for customer and physician satisfaction, which was between threshold and target performance levels. Adjusted earnings per share increased 25% in 2016, and UnitedHealth Group’s total shareholder return was 38%, reflecting continued successful performance in an uncertain environment.

While UnitedHealth Group uses defined performance measures and weightings to determine an overall funding level for UnitedHealth Group’s bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid, the Compensation Committee considers the CEO’s recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors disproportionately impacting business performance, individual executive performance, market positioning, teamwork and related matters. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.

Determination of 2016 Annual Cash Incentive Award Opportunities

At the beginning of each year, the Compensation Committee approves an “annual cash incentive target opportunity” for each executive officer as a percentage of the executive officer’s base salary.

The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation Committee reviews UnitedHealth Group’s achievement of the performance goals set at the beginning of the year and determines annual cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards made in view of actual performance, individual contributions and overall business and market conditions.

The Compensation Committee evaluated UnitedHealth Group’s 2016 performance against the performance goals, overall business results, economic conditions, and individual performance objectives, and exercised its discretion to adjust the 2016 annual cash incentive awards such that they represented between 152% and 184% of the targets set at the beginning of 2016 for named executive officers. The target percentages for annual cash incentive awards to our named executive officers and the actual 2016 annual cash incentive awards paid are set forth in the table below. An explanation of how the individual amounts were determined follows the table.

2016 Annual Cash Incentive Awards

Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	200%	2,600,000	4,000,000	154%
John F. Rex	115%	920,000	1,400,000	152%
David S. Wichmann	185%	2,035,000	3,750,000	184%
Larry C. Renfro	185%	2,035,000	3,750,000	184%
Marianne D. Short	100%	800,000	1,250,000	156%

In determining the 2016 annual cash incentive award amounts, the Compensation Committee took into account UnitedHealth Group’s performance against the 2016 annual performance goals set forth in the table above, business results described under “Context for the 2016 Annual Cash Incentive Plan Performance Goals” and a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

•	For Mr. Hemsley, the Compensation Committee coordinates a formal performance evaluation by all non-management directors. The 2016 performance evaluation focused on the following areas: strategic focus; vision and values; corporate performance; board relations; leadership and organization effectiveness; corporate reputation and government relations. The Compensation Committee concluded that Mr. Hemsley’s performance was outstanding in each category.

•	Mr. Rex’s individual performance considerations included assumption of the role of Chief Financial Officer and additional enterprise responsibilities as part of the Office of the Chief Executive; oversight of all finance, audit and financial compliance functions across the enterprise and responsibility for treasury, mergers and acquisitions and venture and private equity investment activity.

•	Mr. Wichmann’s individual performance considerations included his strong leadership as President of UnitedHealth Group and oversight leadership of UnitedHealthcare’s businesses; continued growth at UnitedHealthcare; strategic leadership of UnitedHealth Group’s significant merger and acquisition agenda; leadership in developing new business platforms addressing multibillion dollar growth opportunities; developing and implementing more modern and engaging approaches to serving care providers and consumers through intuitive technologies; enterprise wide technological advancement and simplification initiatives; and expanded development of global businesses and operations.

•

Mr. Renfro’s individual performance considerations included strong leadership as Vice Chair of UnitedHealth Group in addition to his responsibilities as CEO of Optum; significant progress towards the multi-year “One Optum” strategic direction, related development of large scale business partnerships and continued growth; related organizational and operational simplification initiatives; recruitment of high level senior talent from nontraditional sources to strengthen and diversify the Optum leadership team; and successful acquisition and integration activities focused on the care delivery business.

•	Ms. Short’s individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; additional enterprise responsibilities as part of the Office of the Chief Executive; leadership of the legal department; oversight of enterprise wide compliance and privacy matters; participation in cost management initiatives; and distinctive leadership and judgment in ongoing litigation and business matters.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2016 Summary Compensation Table and other related compensation tables below for details regarding 2016 total compensation for the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation, consisting of the long-term cash incentive program and equity awards in 2016, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the optimization of business unit capabilities across the enterprise. Going forward, beginning with the 2017-2019 performance period, all long-term incentives will be delivered in the form of equity, as the Committee eliminated future long-term cash awards.

Long-Term Awards

2014-2016 Long-Term Cash Incentive and Performance Share Goals and Context

The long-term cash incentive award and performance share programs create a financial incentive for achieving or exceeding three-year financial goals for the enterprise. The earned long-term cash incentive award and performance shares for the 2014-2016 performance period were based on achieving the following performance results versus the pre-set goals:

2014-2016 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2014-2016 Performance
Cumulative Earnings Per Share	50%	$17.24	$18.30	$19.78	$19.11
Return on Equity	50%	15.9%	17.9%	19.9%	18.3%

The performance measures and goals for the 2014-2016 performance period were established during the first quarter of 2014 based on UnitedHealth Group’s long-term business plan. The first year of the long-term business plan was based on UnitedHealth Group’s 2014 business plan. Subsequent years were based on assumptions and growth initiatives developed in conjunction with UnitedHealth Group’s business units and reviewed by the UnitedHealth Group Board.

Other key assumptions and elements of the long-term business plan were:

•	Modest US economic growth with a gradual increase in interest rates, and a more rapidly growing economy in Brazil, with a stable Brazilian Real — U.S. Dollar exchange rate;

•	Medicaid, Medicare Supplement, Part D and international enrollment growth in all years, including significant growth in 2014 from Medicaid expansion;

•	Commercial risk-based and fee-based enrollment declines in 2014, followed by modest increases thereafter from expansion into exchanges and growth in existing markets, leveraging enhanced products, services and distribution;

•	Medicare Advantage declines in 2014 and 2015 due to funding level pressures, followed by modest increases thereafter;

•	Continued funding pressure in government businesses;

•	An expectation that medical cost trends would be consistent with historical levels and that there would not be net favorable development in previously reported medical cost payable estimates;

•	Delivery of more effective and comprehensive clinical management;

•	Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

•	Continued growth and alignment of the Optum businesses, driving distinctive revenue, margin and earnings performance;

•	Development and expansion of the Optum Local Care Delivery platform and capabilities;

•	Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

•	Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

To achieve maximum performance for both the long-term cash incentive plan and the performance share plan, UnitedHealth Group would have to achieve cumulative three-year earnings per share (“EPS”) performance of $19.78 and an average return on equity (“ROE”) of 19.9%. These maximum performance levels corresponded to a compound annual growth rate in EPS of 11.9% over the three-year period. For long-term compensation purposes (see adjustments described below), UnitedHealth Group generated cumulative EPS of $19.11 with accompanying ROE of 18.3%, which were both between the target and maximum performance levels. This represented a compound annual EPS growth rate of 10.4% over the three-year performance period.

Factors that positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2014 included:

•	Greater than anticipated enrollment of individuals who became eligible with the expansion of Medicaid in 2014;

•	Continued relatively favorable medical cost trend experience over the three-year period;

•	Significant unexpected losses in individual health insurance exchange products in 2015 and 2016;

•	Charges taken in 2015 to establish reserves for anticipated future losses for a new state Medicaid managed care contract;

•	Acquisition of Catamaran in mid-2015;

•	Challenging Brazilian economy and significant devaluation of the Brazilian Real against the U.S. Dollar; and

•	Greater than anticipated downward rate pressure in Medicare Advantage payment rates received from the federal government.

Similar to the annual incentive plan, UnitedHealth Group’s long-term incentive plan allows for adjustments to UnitedHealth Group’s reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Three adjustments were made in determining 2014-2016 performance:

•	Excluded from 2016 results was the recognition of the $350 million negative impact ($0.23 decrease per share) for our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty. Penn Treaty is completely unaffiliated with, is not owned by, and does not share any executive officers or directors with, UnitedHealth Group. Under state guaranty association laws, we and other insurance companies, are required to cover a portion of the Penn Treaty’s obligations to policyholders when it became insolvent. This charge will be funded over several years;

•	Excluded from 2016 results was the income tax benefit (approximately $0.15 increase per share) from adoption of ASU 2016-09, which modifies several aspects of the accounting for share-based payment awards, including income tax consequences; and

•	Excluded from 2016 results was the estimated impact of federally mandated one year moratorium in 2017 for the collection of the health insurance industry tax. This moratorium was a provision included in the 2016 federal government budget. The unfavorable impact results from commercial price reductions taken in 2016 for policies that span into 2017.

It was not possible to predict the occurrence, or impact to UnitedHealth Group, of any of these three adjustments when the goals for the 2014-2016 long-term plans were set. Since all of these events were outside of the control of management, the Committee felt it was appropriate to exclude them from final results.

2014-2016 Long-Term Cash Incentive Awards

At the beginning of each three-year performance period, the Compensation Committee approves a “long-term cash incentive target opportunity” for each executive officer as a percentage of the executive officer’s average base salary over the performance period. At the end of a performance period, the Compensation Committee reviews UnitedHealth Group’s achievement of the performance goals set at the beginning of the performance period and determines long-term cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards in view of actual performance, individual contributions and overall business and market conditions.

For the 2014-2016 performance period, the target opportunity for each executive officer was 50% of base salary, and the maximum cash incentive award that an executive officer could earn was set by the Compensation Committee to be equal to two times the applicable long-term cash incentive target opportunity. In choosing this target opportunity, the Compensation Committee believed it was important to provide the same relative target opportunity to all of the named executive officers to increase collaboration, teamwork and accountability across the enterprise and to recognize the skills and versatility of each executive officer.

The target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid for the 2014-2016 performance period are set forth in the table below:

Long-Term Cash Incentive Award

Name	Target Percentage (% of 3-Year Average Base Salary)	Threshold Award Value ($)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	50%	3,105	658,333	1,316,666	908,500	138%
David S. Wichmann	50%	2,476	525,000	1,050,000	724,500	138%
Larry C. Renfro	50%	2,476	525,000	1,050,000	724,500	138%
Marianne D. Short	50%	1,873	397,116	794,232	548,100	138%

The primary factor considered by the Compensation Committee in the determination of the long-term cash incentive award amounts was achievement of 2014-2016 long-term incentive plan EPS and ROE between target and maximum goals. Because the Long-Term Cash Incentive Award program is being phased out, with no new participants added after 2016, Mr. Rex was not added as a participant upon his promotion to Chief Financial Officer in June 2016.

2014-2016 Performance Share Awards

The use of performance shares as a component of the overall equity awards granted was based upon the Compensation Committee’s desire to encourage superior performance and build executive ownership; consideration of competitive market data; the value of utilizing a balanced system to facilitate prudent decision-making and mitigate risk; and conversations with shareholders about the desirability of this type of equity award as a component of a pay-for-performance program. The actual shares that were earned for the 2014-2016 performance period were above target due to UnitedHealth Group’s strong ROE and earnings growth performance and are set forth in the table below as well as reflected in the 2016 Option Exercises and Stock Vested table:

Long-Term Performance Shares

Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
Stephen J. Hemsley	252	53,389	106,778	73,677	138%
David S. Wichmann	157	32,034	64,068	44,207	138%
Larry C. Renfro	157	32,034	64,068	44,207	138%
Marianne D. Short	101	21,356	42,712	29,472	138%

Mr. Rex did not receive performance shares as part of his 2014 equity grant because he was not an executive officer at that time.

Equity Awards

Equity Award Practices

Awards of equity-based compensation to our executive officers serve the purposes described above under “Long-Term Incentive Compensation.” The Compensation Committee determined that equity-based compensation for 2016 should include grants of performance shares, RSUs and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. The mix of equity-based compensation granted in February 2016 was as follows, based on the grant date fair value of the total award: 50% performance shares, 25% RSUs and 25% non-qualified stock options. Performance share grants were selected to ensure a strong pay-for-performance alignment of UnitedHealth Group’s compensation program with drivers of shareholder value. The Compensation Committee’s decision to grant performance shares was informed, in part, by past discussions held between UnitedHealth Group and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if UnitedHealth Group’s stock price increases and, as such, provide incentives for sustained long-term stock appreciation.

The Compensation Committee’s equity award policy requires that all grants of equity be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

UnitedHealth Group does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.

The aggregate number of shares subject to equity awards made in 2016 for all employees was approximately 1% of UnitedHealth Group’s shares outstanding at the end of 2016.

Equity Awards — 2016

In February 2016, the Compensation Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:

Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
Stephen J. Hemsley	42,057	21,029	118,270
John F. Rex	11,246	5,623	31,623
David S. Wichmann	29,687	14,844	83,485
Larry C. Renfro	29,687	14,844	83,485
Marianne D. Short	13,944	6,972	39,213

The grant date fair values and terms of these equity awards are discussed in the 2016 Grants of Plan-Based Awards table.

Other Compensation

Supplemental Retirement Benefits

In 2006, the accrued value of the benefit payable under Mr. Hemsley’s individual supplemental executive retirement plan agreement (the “SERP”) was frozen based on his then-current age and average base salary and converted into a lump sum cash benefit of $10,703,229. On June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into deferred stock units (“DSUs”). The Compensation Committee decided the SERP amendment was appropriate to further align Mr. Hemsley’s interests with those of shareholders, allow Mr. Hemsley to earn a return on the SERP balance that will be tied to UnitedHealth Group’s stock price performance, and provide the opportunity for Mr. Hemsley to receive deferred dividend equivalents on the SERP balance. Pursuant to the amended SERP, the number of DSUs issued was based on the amount of the cash benefit divided by the average closing price of UnitedHealth Group’s common stock over the preceding five trading days from the date of conversion of the cash balance, which resulted in 78,789 DSUs issued. Upon conversion of the cash balance into DSUs on June 7, 2016, Mr. Hemsley was eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents in the form of an additional 1,024 DSUs that were added to the SERP balance. Upon termination of Mr. Hemsley’s employment for any reason, the DSUs held in the SERP will be converted into shares of common stock and will be paid six months and one day after his termination.

Benefits

In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary, and all of our named executive officers, other than Mr. Hemsley, receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2016 Non-Qualified Deferred Compensation table for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, other than the benefits described above, we do not provide perquisites such as excise tax gross-ups, company automobiles, security services, private jet services, financial planning services, club memberships or apartments to our executive officers. We prohibit personal use of corporate aircraft by any executive officer unless UnitedHealth Group is reimbursed for the full incremental cost to UnitedHealth Group of such use. Because there is essentially no incremental cost to UnitedHealth Group, we permit an executive officer’s family member to accompany the executive officer on a business flight on UnitedHealth Group aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

UnitedHealth Group has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in “Executive Employment Agreements.”

Other Compensation Practices

Executive Stock Ownership Guidelines and Stock Retention Policy

The Compensation Committee believes that executive stock ownership aligns management’s interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of UnitedHealth Group’s common stock within five years of the executive officer’s election or appointment as an executive officer:

•	for the CEO, eight times base salary;

•	for executive officers who are direct reports of the CEO, three times base salary; and

•	for other executive officers who are not direct reports of the CEO, two times base salary.

Stock options and stock appreciation rights (“SARs”) do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with the ownership requirements. As of March 14, 2017, all of our named executive officers were in compliance with the ownership requirements, including Mr. Hemsley, who owned shares with a value equal to 424 times his base salary.

The UnitedHealth Group Board has established a stock retention policy for executive officers that are subject to Section 16 of the Exchange Act, which includes our named executive officers. Under this policy, Section 16 officers are required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.

Transactions in UnitedHealth Group Securities; Prohibition on Hedging and Short Sales

In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of our common stock by all employees and directors. Our insider trading policy prohibits hedging transactions by all directors, executive officers and employees and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy’s adoption in November 2012 have been grandfathered. In 2016, no executive officer or director sought or received advance approval from the Compensation Committee regarding pledging transactions, and no executive officer had any pledges outstanding.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

If the UnitedHealth Group Board determines that an executive officer has engaged in fraud or misconduct, the UnitedHealth Group Board may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment and (ii) initiating legal action against the executive officer. In addition, with respect to our senior executives, including our named executive officers, if the fraud or misconduct causes, in whole or in part, a material restatement of UnitedHealth Group’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to UnitedHealth Group all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion, and are overseen by an independent Compensation Committee. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

•	Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

•	Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

•	We have stock ownership guidelines for our executive officers;

•	We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

•	We have a clawback policy that entitles the UnitedHealth Group Board to seek reimbursement from any executive involved in fraud or misconduct causing a restatement of financials, or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. The executive would be required to reimburse UnitedHealth Group the entire amount of a bonus paid, not just the amount that would not have been earned had the executive received a lower award based on the restated earnings.

In addition, our Compensation Committee retains discretion to adjust compensation for quality of performance, adherence to our values and other factors.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) imposes a $1 million corporate deduction limit for compensation to UnitedHealth Group’s CEO and its three other highest-paid executive officers (other than the CFO) employed at the end of the year, unless the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by shareholders. As part of the federal health care reform legislation enacted in 2010, Section 162(m) was revised with respect to health insurers, including UnitedHealth Group. Starting in 2013, an annual tax deduction limit of $500,000 per person applies to compensation that we pay to any of our employees and certain service providers, regardless of whether such compensation is deemed performance-based under Section 162(m) or is provided pursuant to a shareholder-approved plan. Any outstanding stock options and SARs that were granted prior to 2010 are not subject to the tax deduction limitation.

Peer Group and Managed Care Companies

Peer Group		Managed Care Companies
3M Company	Gilead Sciences Inc.	Aetna Inc.
Abbott Laboratories	Hewlett-Packard Company	Anthem Inc.
AbbVie Inc.	Humana Inc.	CIGNA Corp.
Accenture, plc	International Business Machines Corp.	Humana Inc.
Aetna Inc.	Johnson & Johnson
American Express Company	JPMorgan Chase & Co.
American International Group, Inc.	MasterCard Incorporated
Ameriprise Financial, Inc.	McKesson Corporation
AmerisourceBergen Corporation	Medtronic plc
Amgen Inc.	Merck & Co. Inc.
Anthem Inc.	MetLife, Inc.
Bank of America Corporation	Microsoft Corporation
Berkshire Hathaway Inc.	Morgan Stanley
Best Buy Co., Inc.	Oracle Corporation
Biogen Inc.	Pfizer Inc.
Bristol-Myers Squibb Company	Procter & Gamble Co.
Cardinal Health, Inc.	Prudential Financial, Inc.
Cargill, Incorporated	Target Corp.
Cisco Systems, Inc.	The Allstate Corporation
Citigroup, Inc.	The Goldman Sachs Group, Inc.
CVS Health Corporation	The Travelers Companies, Inc.
Eli Lilly and Company	U.S. Bancorp
Express Scripts Holding Company	United Parcel Service, Inc.
FedEx Corporation	Visa, Inc.
General Electric Company	Walgreens Boots Alliance, Inc.
General Mills, Inc.	Wells Fargo & Company

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Ballard and Lawson and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of UnitedHealth Group or any of its subsidiaries. Furthermore, during 2016, none of these persons served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our Compensation Committee or Board.

2016 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2016, 2015 and 2014 relating to compensation paid or granted to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Stephen J. Hemsley	2016	1,300,000	—	7,012,640	2,337,015	4,908,500	2,070,099(7)	137,358	17,765,612
CEO	2015	1,350,000	—	7,012,546	2,337,939	3,672,000	—	145,679	14,518,164
	2014	1,300,000	—	7,625,114	1,874,728	3,949,000	—	107,479	14,856,321

John F. Rex	2016	721,923	—	3,125,283	1,875,049	1,400,000	—	62,968	7,185,223
Executive Vice President and CFO

David S. Wichmann	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—	142,216	12,316,446
President	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—	144,724	11,581,817
	2014	900,000	—	6,375,123	1,124,841	3,643,102	—	99,499	12,142,565

Larry C. Renfro	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—	150,765	12,324,995
Vice Chairman and	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—	152,265	11,589,358
CEO, Optum	2014	900,000	—	6,375,123	1,124,841	3,643,102	—	54,540	12,097,606

Marianne D. Short	2016	800,000	—	2,325,023	774,849	1,798,100	—	100,155	5,798,127
Executive Vice President	2015	832,693	—	2,325,202	775,156	1,662,600	—	86,496	5,682,147
and Chief Legal Officer	2014	750,000	—	3,250,075	749,909	1,482,981	—	100,691	6,333,656

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.
(1)	Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2016, 2015 and 2014. Amounts reported for 2016 include the following amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Amount Deferred
Stephen J. Hemsley	$78,000
John F. Rex	$43,315
David S. Wichmann	$66,000
Larry C. Renfro	$66,000
Marianne D. Short	$48,000

Amounts reported for 2015 reflect one additional pay period.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2016, 2015 and 2014 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2016 and the grant date fair value of performance shares granted in 2016 if target performance and maximum performance is achieved are as follows:

	Restricted	Performance Shares
Name	Stock Units	Target	Maximum
Stephen J. Hemsley	$2,337,584	$4,675,056	$9,350,112
John F. Rex	$1,875,178	$1,250,105	$2,500,210
David S. Wichmann	$1,650,059	$3,300,007	$6,600,014
Larry C. Renfro	$1,650,059	$3,300,007	$6,600,014
Marianne D. Short	$775,008	$1,550,015	$3,100,030

See the 2016 Grants of Plan-Based Awards table for more information on stock awards granted in 2016.

(3)	The actual value to be realized by a named executive officer depends upon the performance of UnitedHealth Group’s stock and the length of time the award is held. No value will be realized with respect to any award if UnitedHealth Group’s stock price does not increase following the award’s grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2016 reflect the aggregate grant date fair value of stock options granted in 2016 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2016. These same assumptions have been used in computing aggregate grant date fair values since fiscal year 2009.

(4)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2016 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award	Amount of Annual Cash Incentive Award Deferred
Stephen J. Hemsley	$4,000,000	$240,000
John F. Rex	$1,400,000	$84,000
David S. Wichmann	$3,750,000	$225,000
Larry C. Renfro	$3,750,000	$225,000
Marianne D. Short	$1,250,000	$75,000

The long-term cash incentive awards for the 2014-2016 incentive period under our 2008 Executive Incentive Plan, including amounts deferred by the named executive officers, were the following:

Name	Period	Total Amount of Long-Term Cash Incentive Award	Amount of Long-Term Cash Incentive Award Deferred
Stephen J. Hemsley	2014-2016	$908,500	—
John F. Rex	2014-2016	—	—
David S. Wichmann	2014-2016	$724,500	$43,470
Larry C. Renfro	2014-2016	$724,500	—
Marianne D. Short	2014-2016	$548,100	—

(5)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to UnitedHealth Group stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by UnitedHealth Group.
(6)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Insurance Premiums
Stephen J. Hemsley	2016	$11,925	$121,500	—
John F. Rex	2016	$8,519	$47,158	—
David S. Wichmann	2016	$11,925	$123,000	—
Larry C. Renfro	2016	$11,925	$123,000	$15,840
Marianne D. Short	2016	$11,925	$57,750	$30,480

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2016 if the aggregate amount of such compensation to each of such named executive officers was less than $10,000. UnitedHealth Group provides each of Messrs. Rex, Wichmann and Renfro and Ms. Short a $2 million face value term life insurance policy. The 2016 annual premiums paid by UnitedHealth Group on behalf of Messrs. Rex and Wichmann were each less than $10,000.

(7)	As described under “Compensation Discussion and Analysis” above, on June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into DSUs. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents equal to 1,024 DSUs, which were added to the SERP. The amount reported in the table reflects stock price appreciation for the DSUs of $1,921,701 between the date of conversion and December 31, 2016 as well as $148,398 in dividend equivalents.

2016 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2016 to our named executive officers for fiscal year 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Grant Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Hemsley
Annual Cash Incentive Award (2)	—	2,340,000	2,600,000	5,200,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	2,338	650,000	1,300,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	151	42,057	84,114	—	—	—	4,675,056
RSU Award (4)	2/9/2016	—	—	—	—	—	—	21,029	—	—	2,337,584
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	118,270	111.16	2,337,015
John F. Rex
Annual Cash Incentive Award (2)	—	828,000	920,000	1,840,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	—	—	—	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	40	11,246	22,492	—	—	—	1,250,105
RSU Award (4)	2/9/2016	—	—	—	—	—	—	5,623	—	—	625,053
RSU Award (4)(6)	6/7/2016	—	—	—	—	—	—	9,129	—	—	1,250,125
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	31,623	111.16	624,870
Stock Option Award (4)(6)	6/7/2016	—	—	—	—	—	—	—	56,416	136.94	1,250,179
David S. Wichmann
Annual Cash Incentive Award (2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,978	550,000	1,100,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	107	29,687	59,374	—	—	—	3,300,007
RSU Award (4)	2/9/2016	—	—	—	—	—	—	14,844	—	—	1,650,059
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	83,485	111.16	1,649,664
Larry C. Renfro
Annual Cash Incentive Award (2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,978	550,000	1,100,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	107	29,687	59,374	—	—	—	3,300,007
RSU Award (4)	2/9/2016	—	—	—	—	—	—	14,844	—	—	1,650,059
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	83,485	111.16	1,649,664
Marianne D. Short
Annual Cash Incentive Award (2)	—	720,000	800,000	1,600,000	—	—	—	—	—	—	—
2016-18 Long-Term Incentive Award (3)	—	1,439	400,000	800,000	—	—	—	—	—	—	—
Performance Share Award (4)(5)	2/9/2016	—	—	—	50	13,944	27,888	—	—	—	1,550,015
RSU Award (4)	2/9/2016	—	—	—	—	—	—	6,972	—	—	775,008
Stock Option Award (4)	2/9/2016	—	—	—	—	—	—	—	39,213	111.16	774,849

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.

(1)	The actual value to be realized by a named executive officer depends upon the appreciation in value of UnitedHealth Group’s stock and the length of time the award is held. No value will be realized with respect to any stock option award if UnitedHealth Group’s stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 11 to the Consolidated Financial Statements included in UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of each RSU award and targeted grant date value of each performance share award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.
(2)	Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2016. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of UnitedHealth Group’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer’s target amount. In order for any amount to be paid, UnitedHealth Group must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) consumer, customer and physician satisfaction, (v) employee engagement and (vi) employee teamwork. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2016 awards are reported in the 2016 Summary Compensation Table.
(3)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2016 for the 2016-2018 performance period to be paid in 2019. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of UnitedHealth Group’s average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The Compensation Committee has limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount, which is reflected in the maximum payout column. In 2016, upon recommendation by management, the Compensation Committee approved a cumulative EPS measure and an average ROE measure for the 2016-2018 incentive period, either one of which must be achieved before the threshold amount shown above becomes earned and payable. Each measure is weighted equally. The Compensation Committee will determine whether the goals have been achieved at the end of the performance period. The estimated threshold award represents the amount that may be paid if threshold performance on one of the performance measures is exceeded. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The estimated threshold, target and maximum awards listed in the table were computed based on participants’ estimated average salary over the 2016-2018 performance period. This three-year average salary was determined using participants’ actual 2016 salaries earned and estimates of salaries for 2017 and 2018.
(4)	Amounts represent grants under the 2011 Stock Incentive Plan with the terms set forth below. In addition, the RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)

•    Unvested performance share awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting). The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

•    If the executive officer is retirement-eligible, upon retirement, the number of performance shares that are earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period.

•    Upon death, disability or termination of employment for Good Reason or other than for Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus, if applicable, the number of months for any severance period.

RSU Award (4-year ratable vesting*)	• Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.

and	• Unvested award will vest in full upon death or disability.

Stock Option Award (4-year ratable vesting)

•    Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting), as these terms are defined in the award agreement.

*	Except as provided in footnote 4 to the Outstanding Equity Awards at 2016 Fiscal Year-End table with respect to Mr. Hemsley and Mr. Renfro.
(5)	Amounts represent the estimated future number of performance shares that may be earned under our 2011 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of UnitedHealth Group common stock. The number of performance shares that the executive officer will receive will be determined at the conclusion of the 2016-2018 performance period and will be dependent upon UnitedHealth Group’s achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The Compensation Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.
(6)	Amounts represent grants made to Mr. Rex in connection with his appointment as CFO of UnitedHealth Group.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of fiscal year 2016 by our named executive officers.

	Option/SAR Awards					Stock Awards
Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($) (2)
Stephen J. Hemsley	2/9/2016	—	118,270(3)	111.16	2/9/2026	2/9/2016	21,386(4)	3,422,615	—	—
	2/10/2015	25,919	77,759(3)	108.97	2/10/2025	2/9/2016	—	—	42,057(6)	6,730,802
	2/12/2014	41,959	41,959(3)	70.24	2/12/2024	2/10/2015	16,620(4)	2,659,865	—	—
	2/6/2013	74,484	24,828(3)	57.38	2/6/2023	2/10/2015	—	—	42,902(6)	6,866,036
	2/9/2010	114,036	—	33.00	2/9/2020	2/12/2014	14,014(4)	2,242,801	—	—
	2/23/2009	169,683	—	29.74	2/23/2019	2/12/2014	28,538(5)	4,567,222	—	—
	—	—	—	—	—	2/6/2013	8,715(4)	1,394,749	—	—

John F. Rex	6/7/2016	—	56,416(3)	136.94	6/7/2026	6/7/2016	9,248(4)	1,480,050	—	—
	2/9/2016	—	31,623(3)	111.16	2/9/2026	2/9/2016	5,718(4)	915,109	—	—
	2/10/2015	6,376	19,128(3)	108.97	2/10/2025	2/9/2016	—	—	11,246(6)	1,799,810
	2/12/2014	22,378	22,379(3)	70.24	2/12/2024	2/10/2015	4,089(4)	654,404	—	—
	2/6/2013	39,729	13,243(3)	57.38	2/6/2023	2/10/2015	—	—	10,554(6)	1,689,062
	6/5/2012	80,000	—	56.04	6/5/2022	2/12/2014	7,474(4)	1,196,139	—	—
	—	—	—	—	—	2/12/2014	12,706(5)	2,033,468	—	—
	—	—	—	—	—	6/4/2013	6,828(4)	1,092,753	—	—
	—	—	—	—	—	2/6/2013	4,648(4)	743,866	—	—

David S. Wichmann	2/9/2016	—	83,485(3)	111.16	2/9/2026	2/9/2016	15,096(4)	2,415,964	—	—
	2/10/2015	18,296	54,889(3)	108.97	2/10/2025	2/9/2016	—	—	29,687(6)	4,751,107
	2/12/2014	25,175	25,176(3)	70.24	2/12/2024	2/10/2015	11,732(4)	1,877,589	—	—
	2/6/2013	44,690	14,897(3)	57.38	2/6/2023	2/10/2015	—	—	30,284(6)	4,846,651
	2/9/2010	76,024	—	33.00	2/9/2020	2/12/2014	8,409(4)	1,345,776	—	—
	2/23/2009	113,122	—	29.74	2/23/2019	2/12/2014	44,842(5)	7,176,514	—	—
	6/5/2008	203,642	—	33.94	6/5/2018	2/6/2013	5,229(4)	836,849	—	—
	5/28/2007	25,000	—	54.41	5/28/2017	—	—	—	—	—
	5/28/2007	150,000	—	54.41	5/28/2017	—	—	—	—	—

Larry C. Renfro	2/9/2016	—	83,485(3)	111.16	2/9/2026	2/9/2016	15,096(4)	2,415,964	—	—
	2/10/2015	18,296	54,889(3)	108.97	2/10/2025	2/9/2016	—	—	29,687(6)	4,751,107
	2/12/2014	25,175	25,176(3)	70.24	2/12/2024	2/10/2015	11,732(4)	1,877,589	—	—
	2/6/2013	44,690	14,897(3)	57.38	2/6/2023	2/10/2015	—	—	30,284(6)	4,846,651
	—	—	—	—	—	2/12/2014	8,409(4)	1,345,776	—	—
	—	—	—	—	—	2/12/2014	44,842(5)	7,176,514	—	—
	—	—	—	—	—	2/6/2013	5,229(4)	836,849	—	—

Marianne D. Short	2/9/2016	—	39,213(3)	111.16	2/9/2026	2/9/2016	7,090(4)	1,134,684	—	—
	2/10/2015	8,593	25,782(3)	108.97	2/10/2025	2/9/2016	—	—	13,944(6)	2,231,598
	2/12/2014	16,784	16,784(3)	70.24	2/12/2024	2/10/2015	5,511(4)	881,980	—	—
	2/6/2013	39,725	13,242(3)	57.38	2/6/2023	2/10/2015	—	—	14,225(6)	2,276,569
	—	—	—	—	—	2/12/2014	5,605(4)	897,024	—	—
	—	—	—	—	—	2/12/2014	14,947(5)	2,392,118	—	—
	—	—	—	—	—	2/6/2013	9,296(4)	1,487,732	—	—

(1)	The expiration date shown is the latest date that stock options/SARs may be exercised. Stock options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(2)	Based on the per share closing market price of our common stock on December 31, 2016 of $160.04.
(3)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.
(4)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer’s award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Messrs. Hemsley and Renfro are retirement eligible. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded up to the nearest whole share. For more information on RSUs cancelled in 2016, please see the 2016 Option Exercises and Stock Vested table.
(5)	Vest 100% on February 12, 2017. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded up to the nearest whole share.
(6)	Vest 100% at the end of the three-year performance period. The number of performance shares that the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The number of performance shares reported above for grants made in 2016 and 2015 is at the target number established by the Compensation Committee because we currently believe that is the probable outcome of the performance conditions based on UnitedHealth Group’s performance through December 31, 2016.

2016 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during fiscal year 2016 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley	200,000	10,776,000(2)	94,564	14,176,695(3)(4)(5)
John F. Rex	—	—	21,090	2,646,940(3)
David S. Wichmann	150,000	10,963,500(2)	57,328	8,545,101(3)(4)
Larry C. Renfro	—	—	61,197	9,163,600(3)(4)(5)
Marianne D. Short	—	—	43,175	6,249,716(3)(4)

(1)	Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options.
(2)	The value was computed as described in footnote 1 above and was based on the following:

Name	Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
Stephen J. Hemsley	1/31/2006	1/29/2016	200,000	113.30	59.42
David S. Wichmann	5/2/2006	3/2/2016	150,000	121.67	48.58

(3)	Reflects the vesting of a portion of the RSUs granted. The value realized on vesting was computed based on the following:

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/6/2013	2/6/2016	8,569	111.72	957,329
	2/12/2014	2/12/2016	6,890	111.82	770,440
	2/10/2015	2/10/2016	4,458	112.74	502,595

John F. Rex	6/5/2012	6/5/2016	4,766	136.84	652,179
	2/6/2013	2/6/2016	4,570	111.72	510,560
	6/4/2013	6/4/2016	6,740	136.84	922,302
	2/12/2014	2/12/2016	3,674	111.82	410,827
	2/10/2015	2/10/2016	1,340	112.74	151,072

David S. Wichmann	2/6/2013	2/6/2016	5,142	111.72	574,464
	2/12/2014	2/12/2016	4,134	111.82	462,264
	2/10/2015	2/10/2016	3,845	112.74	433,485

Larry C. Renfro	2/6/2013	2/6/2016	5,142	111.72	574,464
	2/12/2014	2/12/2016	4,134	111.82	462,264
	2/10/2015	2/10/2016	3,845	112.74	433,485

Marianne D. Short	2/6/2013	2/6/2016	9,141	111.72	1,021,233
	2/12/2014	2/12/2016	2,756	111.82	308,176
	2/10/2015	2/10/2016	1,806	112.74	203,608

(4)	Also reflects the performance shares earned for the 2014-2016 performance period that ended on December 31, 2016 because performance targets were met. The value shown as realized on December 31, 2016 is based on the number of shares earned for the 2014-2016 performance period using the per share closing market price of our common stock on December 31, 2016, although shares were not issued until the Compensation Committee certified the performance results on February 8, 2017:

Name	Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price at End of Performance Period	Value Realized on Vesting
Stephen J. Hemsley	2/12/2014	12/31/2016	73,677	160.04	11,791,267
David S. Wichmann	2/12/2014	12/31/2016	44,207	160.04	7,074,888
Larry S. Renfro	2/12/2014	12/31/2016	44,207	160.04	7,074,888
Marianne D. Short	2/12/2014	12/31/2016	29,472	160.04	4,716,699

(5)	Reflects the cancellation on December 14, 2016 of RSUs for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $159.86 on December 14, 2016.

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/9/2016	12/14/2016	970	159.86	155,064
Larry C. Renfro	2/6/2013	12/14/2016	237	159.86	37,887
	2/12/2014	12/14/2016	381	159.86	60,907
	2/12/2014	12/14/2016	2,034	159.86	325,155
	2/10/2015	12/14/2016	532	159.86	85,046
	2/9/2016	12/14/2016	685	159.86	109,504

2016 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal year 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen J. Hemsley	Individual Agreement for Supplemental Executive Retirement Pay	— (1)	12,773,328(1)	—
John F. Rex	N/A	—	—	—
David S. Wichmann	N/A	—	—	—
Larry C. Renfro	N/A	—	—	—
Marianne D. Short	N/A	—	—	—

(1)	In 2006, the amount of Mr. Hemsley’s supplemental retirement benefit was frozen based on his age and average base salary at the time and converted into a lump sum of $10,703,229. As described under “Compensation Discussion and Analysis” above, on June 7, 2016, UnitedHealth Group amended Mr. Hemsley’s SERP to convert the $10,703,229 cash benefit into a number of DSUs based on the average closing price of UnitedHealth Group’s common stock over the preceding five trading days from the date of conversion ($135.846), which resulted in 78,789 DSUs issued on June 7, 2016. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group’s shareholders. During 2016, Mr. Hemsley received dividend equivalents equal to 1,024 DSUs, which were added to the SERP. As of December 31, 2016, upon termination of Mr. Hemsley’s employment for any reason, the amount of the benefit to which Mr. Hemsley is entitled is 79,813 DSUs, which had a value of $12,773,328 as of December 31, 2016. The SERP balance will be paid six months and one day after his termination.

2016 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2016 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2016.

Name (a)	Executive Contributions in Last FY ($) (1)(2) (b)	Registrant Contributions in Last FY ($) (1)(3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (6) (f)
Stephen J. Hemsley	243,000	121,500	1,240,744	—	11,553,210
John F. Rex	94,315	47,158	61,929	—	472,388
David S. Wichmann	287,202	123,000	627,460	—	5,788,606
Larry C. Renfro	246,000	123,000	53,749	—	1,213,930
Marianne D. Short	115,500	57,750	40,242	—	1,008,504

(1)	All amounts in these columns have been reported as compensation in the 2016 Summary Compensation Table.
(2)	Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. UnitedHealth Group maintains a Rabbi Trust for the plan. UnitedHealth Group’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but UnitedHealth Group is under no obligation to do so except in the event of a change in control.

(3)	For the first 6% of the employee’s base salary and annual incentive award deferrals under our Executive Savings Plan, UnitedHealth Group provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards or other special incentive awards.
(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by UnitedHealth Group. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to employees during 2016 ranged from 0.28% to 23.53%, with a median return of 7.75% for the year ended December 31, 2016. Employees may change their selection of measuring investments on a daily basis.
(5)	Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with UnitedHealth Group, benefits will be paid no earlier than at the beginning of the year following the employee’s termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.
(6)	This column includes the amounts shown in columns (b) and (c) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Stephen J. Hemsley	$7,716,976
John F. Rex	—
David S. Wichmann	$2,288,150
Larry C Renfro	$927,537
Marianne D. Short	$868,062

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers. The following is a summary of the material terms of those agreements.

Stephen J. Hemsley

On November 7, 2006, the UnitedHealth Group Board entered into an employment agreement with Mr. Hemsley to serve as CEO. On December 14, 2010, the employment agreement was amended to extend the employment period to December 1, 2014. The employment agreement extends automatically for additional one-year periods after December 1, 2014 unless sooner terminated in accordance with its terms. During the period of his employment, the UnitedHealth Group Board will nominate Mr. Hemsley for election to the UnitedHealth Group Board by the shareholders of UnitedHealth Group.

Summary of Compensation Components

Under his employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the UnitedHealth Group Board. Mr. Hemsley’s employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in UnitedHealth Group’s generally available employee benefit programs.

Termination Provisions

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a supplemental retirement benefit in the amount of $12,773,328, payable in DSUs, which will be paid six months and one day after his termination.

If Mr. Hemsley’s employment is terminated by UnitedHealth Group without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, UnitedHealth Group will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for 12 months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, UnitedHealth Group will pay him or his beneficiaries a lump sum in an amount equal to two years total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley’s employment is terminated by UnitedHealth Group for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from UnitedHealth Group other than earned but unpaid salary and benefits.

Material Definitions

As defined in the employment agreement, “Cause” generally means (a) willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, (b) a violation of UnitedHealth Group’s Code of Conduct that is materially detrimental to UnitedHealth Group and is not remedied after written notice, (c) engaging in fraud, material dishonesty or gross misconduct in connection with UnitedHealth Group’s business, (d) conviction of a felony, or (e) willful and material breach of the employment agreement that is not remedied after written notice.

As defined in the employment agreement, “Good Reason” generally means (a) an assignment of duties inconsistent with his position or duties or other diminution of duties, (b) a relocation of primary work location by more than 25 miles, (c) failure by the UnitedHealth Group Board to elect Mr. Hemsley as CEO, (d) failure by the UnitedHealth Group Board to nominate Mr. Hemsley to serve on the UnitedHealth Group Board, (e) UnitedHealth Group’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or (f) any other material breach of Mr. Hemsley’s employment agreement that is not remedied.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of UnitedHealth Group’s employees and customers or competing with UnitedHealth Group during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

John F. Rex, David S. Wichmann, Larry C. Renfro and Marianne D. Short

Messrs. Rex, Wichmann and Renfro and Ms. Short have entered into employment agreements with UnitedHealth Group. Under those agreements, they each report to the CEO of UnitedHealth Group. The table below and the narrative that follows summarize the material terms of their respective employment agreements.

Summary of Compensation Components

Compensation Component	John F. Rex	David S. Wichmann	Larry C. Renfro	Marianne D. Short
Base salary (1)	✓	✓	✓	✓
Participation in incentive compensation plans (1)	✓	✓	✓	✓
Stock-based awards (1)	✓	✓	✓	✓
$2 million term life insurance policy (2)	✓	✓	✓	✓
Long-term disability policy (2)(3)	✓	✓	✓	✓
One-time sign-on / promotion equity award and / or bonus	✓			✓
Additional service credit (4)			✓
Reasonable non-business use of corporate aircraft (5)		✓	✓
Generally available employee benefit programs	✓	✓	✓	✓

(1)	Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation Committee.
(2)	Benefit provided at UnitedHealth Group’s expense.
(3)	Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.
(4)	Mr. Renfro’s employment agreement (a) states that for purposes of determining his eligibility for retirement, he will receive two years of service credit for each year he remains employed with UnitedHealth Group after age 59 and (b) clarifies that he will be deemed eligible for retirement if, prior to otherwise becoming eligible for retirement, his employment is terminated by UnitedHealth Group without Cause or he resigns for Good Reason.
(5)	Required to reimburse UnitedHealth Group for full incremental costs associated with such use.

Termination Provisions and Material Definitions

Each employment agreement and each executive officer’s employment may be terminated (a) by mutual agreement (b) by UnitedHealth Group with or without Cause, (c) by the executive officer and (d) upon the executive officer’s death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer’s employment is terminated by UnitedHealth Group without Cause or by the executive officer for Good Reason, UnitedHealth Group will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Messrs. Rex and Wichmann and Ms. Short and will be payable over a 12-month period for Mr. Renfro. In addition, if UnitedHealth Group terminates Mr. Rex’s employment without Cause or if Mr. Rex terminates employment for Good Reason, Mr. Rex has the option to remain employed in an advisory capacity for one year (at his then-current annual base salary and target bonus) following notification of termination.

Applicable definitions for the employment agreements follow.

Term	Definition
Cause

Means:

•        Material failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters;

•        A material violation of, or failure to act upon known or suspected violations of, UnitedHealth Group’s Code of Conduct;

•        Conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to UnitedHealth Group’s interests; or

•        Material breach of the employment agreement.

UnitedHealth Group must provide the executive officer with written notice of Cause within 120 days of discovery, and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

Good Reason

Exists if UnitedHealth Group:

•        Reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees;

•        Moves the executive officer’s primary work location more than 50 miles;

•        Makes changes that substantially diminish the executive officer’s duties or responsibilities*; or

•        Changes the executive officer’s reporting relationship.

The executive officer must give UnitedHealth Group written notice of the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, and UnitedHealth Group will have 60 days to remedy the circumstances.

*	For Mr. Rex, “Good Reason” also exists if UnitedHealth Group makes a change so that he no longer serves as both CFO of UnitedHealth Group and a member of the Office of the CEO of UnitedHealth Group. For Mr. Renfro, “Good Reason” also exists if UnitedHealth Group makes a change so that he no longer holds the positions of Vice Chairman of UnitedHealth Group and CEO of Optum, Inc. or other equivalent positions.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his or her solicitation of UnitedHealth Group’s employees or competing with UnitedHealth Group during the term of the employment agreement and for two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of UnitedHealth Group as of December 31, 2016. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements.”

Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)
Stephen J. Hemsley
Cash Payments	1,300,000	8,350,000	8,350,000	—	—
Annual Cash Incentive (1)	—	5,200,000	5,200,000	5,200,000	—
Long-Term Cash Incentive (2)	—	1,311,111	1,311,111	1,311,111	1,311,111
DSUs in the SERP	12,773,328	12,773,328	12,773,328	12,773,328	12,773,328
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	43,953,115	37,177,341	37,177,341	43,953,115	43,953,115
Total (4)	58,026,443	64,811,780	65,231,780	63,237,554	58,037,554
John F. Rex
Cash Payments	3,212,000	—	—	—	—
Annual Cash Incentive (1)	—	1,840,000	1,840,000	1,840,000	—
Long-Term Cash Incentive (2)	—	—	—	—	—
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity (3)	13,487,185	17,036,707	17,036,707	—	18,799,547
Total (4)	16,699,185	20,876,707	19,356,707	1,840,000	18,799,547
David S. Wichmann
Cash Payments	8,212,000	—	—	—	—
Annual Cash Incentive (1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive (2)	—	1,111,111	1,111,111	1,111,111	1,111,111
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity (3)	29,115,893	29,141,638	29,141,638	—	33,924,434
Total (4)	37,327,893	36,322,749	34,982,749	5,181,111	35,035,545
Larry C. Renfro
Cash Payments	8,212,000	—	—	—	—
Annual Cash Incentive (1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive (2)	—	1,111,111	1,111,111	1,111,111	1,111,111
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity (3)	33,924,434	29,141,638	29,141,638	33,924,434	33,924,434
Total (4)	42,136,434	36,322,749	34,982,749	39,105,545	35,035,545
Marianne D. Short
Cash Payments	3,862,000	—	—	—	—
Annual Cash Incentive (1)	—	1,600,000	1,600,000	1,600,000	—
Long-Term Cash Incentive (2)	—	807,265	807,265	807,265	807,265
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity (3)	15,143,288	15,155,402	15,155,402	—	17,401,884
Total (4)	19,005,288	19,562,667	18,042,667	2,407,265	18,209,149

(1)	Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon a prorated portion of the award that the executive officer would have received but for his or her death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2016 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2016.

(2)	With respect to “Death,” “Disability” and “Retirement,” represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of UnitedHealth Group and executive performance based on performance through the end of the fiscal year of UnitedHealth Group which ends closest to the executive officer’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 3 to the 2016 Grants of Plan-Based Awards table. With respect to “Change in Control,” represents the amount payable by UnitedHealth Group or its successor to each executive officer (or to be credited to the named executive officer’s account in UnitedHealth Group’s Executive Savings Plan if a timely deferral election is in effect), which is a prorated portion of the maximum long-term cash incentive award for which the executive officer is eligible for the 2015-2017 and 2016-2018 performance periods.
(3)	Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2016 ($160.04), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2016 ($160.04) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2016 ($160.04). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for “For Good Reason or Not for Cause,” $57,549,953 for Mr. Hemsley; $16,976,057 for Mr. Rex, $38,713,652 for Mr. Wichmann; $43,522,192 for Mr. Renfro; and $19,651,455 for Ms. Short; (b) for “Death” and “Disability,” $43,998,406 for Mr. Hemsley; $18,762,738 for Mr. Rex, $33,956,602 each for Messrs. Wichmann and Renfro; and $17,417,087 for Ms. Short; (c) for “Retirement,” $57,549,953 for Mr. Hemsley; and $43,522,192 for Mr. Renfro; and (d) for “Change in Control,” $57,549,953 for Mr. Hemsley; $22,288,419 for Mr. Rex; $43,522,192 each for Messrs. Wichmann and Renfro; and $21,910,050 for Ms. Short.

For “For Good Reason or Not for Cause,” the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For “Retirement,” the amount includes the value of certain unvested equity awards granted in 2013, 2014, 2015 and 2016 that will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2016. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2016, Messrs. Hemsley and Renfro had met the retirement eligibility provisions.

(4)	Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.

Enterprise-Wide Incentive Compensation Risk Assessment

Our Compensation Committee requested that management conduct a risk assessment of UnitedHealth Group’s enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2016 for the presence of potential design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units’ revenues, and the presence of other design features that serve to mitigate excessive risk-taking, such as UnitedHealth Group’s clawback policy, stock ownership guidelines, multiple performance measures and similar features. The Compensation Committee also receives an annual report on UnitedHealth Group’s compliance with its equity award program controls.

After considering the results of the risk assessment, management concluded that the level of risk associated with UnitedHealth Group’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on UnitedHealth Group. The results of the risk assessment were reviewed with the Compensation Committee at its February 2017 meeting. Please see “Compensation Discussion and Analysis” above for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2016, concerning shares of common stock authorized for issuance under all of our equity compensation plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected incolumn (a))
	(in millions)		(in millions)
Equity compensation plans approved by shareholders (1)	36	$84	78	(3)
Equity compensation plans not approved by shareholders (2)	—	—	—

Total (2)	36	$84	78

(1)	Consists of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and the UnitedHealth Group 1993 ESPP, as amended.
(2)	Excludes 184,000 shares underlying stock options assumed by us in connection with an acquisition. These options have a weighted-average exercise price of $95 and an average remaining term of approximately 7 years. The options are administered pursuant to the terms of the plan under which the options originally were granted. No future awards will be granted under this acquired plan.
(3)	Includes 10 million shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2016, and 68 million shares available under the 2011 Stock Incentive Plan as of December 31, 2016. Shares available under the 2011 Stock Incentive Plan may become the subject of future awards in the form of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards.

Reconciliation of Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization and the earnings impact of the recognition of our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty.

UNITEDHEALTH GROUP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED NET EARNINGS AND EARNINGS PER SHARE 1

(in millions, except per share data)

(unaudited)

	Year Ended December 31, 2016	Year Ended December 31, 2015
GAAP net earnings	$7,017	$5,813
Intangible amortization	882	650
Penn Treaty impact	350	—
Tax effect	(454)	(227)

Adjusted net earnings	$7,795	$6,236

GAAP diluted earnings per share	$7.25	$6.01
Intangible amortization per share	0.91	0.67
Penn Treaty impact per share	0.36	—
Tax effect per share	(0.47)	(0.23)

Adjusted diluted earnings per share	$8.05	$6.45

[1]	GAAP and adjusted net earnings are attributable to UnitedHealth Group common shareholders.

DIRECTOR COMPENSATION OF UNITEDHEALTH GROUP

Set forth below is information concerning the compensation of UnitedHealth Group’s directors. The definitive proxy statement for UnitedHealth Group’s 2017 Annual Meeting of Shareholders may include additional information related to the topics discussed below.

Our director compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on UnitedHealth Group’s Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the UnitedHealth Group Board. In August 2016, the Compensation Committee, with the advice of its independent compensation consultant, undertook an annual review of the structure and philosophy of the director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by UnitedHealth Group’s director compensation program as compared to UnitedHealth Group’s general industry peer group and also the four large publicly traded managed health care companies. Following this review, the Compensation Committee recommended, and the UnitedHealth Group Board approved, an increase effective as of October 1, 2016 to the annual cash retainer paid to the chairs of the Nominating Committee and Public Policy Committee from $15,000 to $20,000. The Compensation Committee’s recommendations, and the UnitedHealth Group Board’s subsequent approval, were made after considering the results of the market practices review and the complexity of UnitedHealth Group’s structure and operations.

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer	$ 125,000
Annual Audit Committee Chair Cash Retainer	$ 25,000
Annual Compensation Committee Chair Cash Retainer	$ 20,000
Annual Nominating Committee Chair Cash Retainer	$ 20,000*
Annual Public Policy Committee Chair Cash Retainer	$ 20,000*
Annual Board Chair Cash Retainer	$ 300,000
Annual Equity Award	$175,000 aggregate fair value of deferred stock units
Equity Conversion Program	At the director’s election, cash compensation may be converted into DSUs, or if the director has met the stock ownership guidelines, into common stock

*	Effective October 1, 2016, the annual retainer was increased from $15,000 to $20,000.

Cash Compensation

Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units (“DSUs”) or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the Directors’ Compensation Deferral Plan (“Director Deferral Plan”).

Equity-Based Compensation

Non-employee directors receive annual grants of DSUs under the 2011 Stock Incentive Plan having an annual aggregate fair value of $175,000, subject to rounding adjustments described below. The grants are in consideration of general service and responsibilities and required meeting preparation. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $43,750 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share.

The DSUs immediately vest upon grant and must be retained until completion of the director’s service on the UnitedHealth Group Board. Upon completion of service, the DSUs convert into an equal number of shares of UnitedHealth Group’s common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.

If a director elects to convert his or her cash compensation into common stock or DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director. The director receives the number of shares of common stock or DSUs, as applicable, equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. The DSUs immediately vest upon grant. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.

UnitedHealth Group pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to UnitedHealth Group shareholders and are subject to the same vesting conditions as the underlying grant.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of UnitedHealth Group’s common stock (excluding stock options, but including vested DSUs and vested restricted stock units) having a fair market value equal to five times the directors’ annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the UnitedHealth Group Board. All of our non-employee directors have met the stock ownership requirement or have served as a director for less than five years.

Director Deferral Plan

Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect to receive the distribution in one of the following ways:

•	a series of five or ten annual installments following the completion of his or her service on the UnitedHealth Group Board;

•	a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the UnitedHealth Group Board;

•	for cash deferrals, an immediate lump sum upon the completion of his or her service on the UnitedHealth Group Board; or

•	pre-selected amounts to be distributed on pre-selected dates while the director remains a member of the UnitedHealth Group Board.

The Director Deferral Plan does not provide for matching contributions by UnitedHealth Group.

Other Compensation

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors but only if the director is not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the UnitedHealth Group Board, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under UnitedHealth Group’s post-employment medical plan for up to a total of 96 months if they are otherwise eligible.

UnitedHealth Group maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to UnitedHealth Group. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Our corporate aircraft use policy prohibits personal use of corporate aircraft by any director. Because there is essentially no incremental cost to UnitedHealth Group, however, the policy does permit a director’s family member to accompany the director on a business flight on UnitedHealth Group aircraft provided a seat is available.

2016 Director Compensation Table

The following table provides summary information for the year ended December 31, 2016 relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2016. Mr. Hemsley is an employee director and does not receive additional compensation for serving as a director. Dr. Bueno, an employee director who passed away in February 2017, also did not receive compensation in 2016. Mr. Flynn did not serve as a director until January 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
William C. Ballard, Jr.	125,000	175,142	—	—	18,000	318,142
Richard T. Burke	425,000	175,142	—	—	24,632	624,774
Robert J. Darretta	—	300,234	—	—	—	300,234
Michele J. Hooper	140,000	175,142	—	—	18,490	333,632
Rodger A. Lawson	145,000	175,142	—	—	24,642	344,784
Glenn M. Renwick	—	325,189	—	—	18,000	343,189
Kenneth I. Shine, M.D.	125,000	175,142	—	—	18,000	318,142
Gail R. Wilensky, Ph.D.	140,000	175,280	—	—	18,000	333,280

(1)	Mr. Darretta converted his $125,000 cash compensation into 957 DSUs, and Mr. Renwick converted his $150,000 cash compensation into 1,148 DSUs.
(2)	The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2016 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The amounts reported include for each director the aggregate grant date fair value of the annual equity award of DSUs granted in quarterly installments. The amounts reflect the value of fractional shares issued with the quarterly installments as we round equity grants up to the nearest whole share. For Messrs. Darretta and Renwick, we combined the cash compensation they elected to convert into DSUs on a quarterly basis and the value of the quarterly DSU grant prior to determining the number of DSUs to be granted each quarter. For 2016, Dr. Shine elected that all of his, and Dr. Wilensky elected that a portion of her, annual DSU awards be granted in shares of common stock.

The aggregate grant date fair values of the stock awards granted in 2016, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date, are as follows:

Name	January 4, 2016 ($)	April 1, 2016 ($)	July 1, 2016 ($)	October 3, 2016 ($)
William C. Ballard, Jr.	43,789	43,783	43,807	43,763
Richard T. Burke	43,789	43,783	43,807	43,763
Robert J. Darretta*	75,000	75,094	75,078	75,062

Name	January 4, 2016 ($)	April 1, 2016 ($)	July 1, 2016 ($)	October 3, 2016 ($)
Michele J. Hooper	43,789	43,783	43,807	43,763
Rodger A. Lawson	43,789	43,783	43,807	43,763
Glenn M. Renwick*	81,289	81,330	81,276	81,294
Kenneth I. Shine, M.D.	43,789	43,783	43,807	43,763
Gail R. Wilensky, Ph.D.	43,789	43,783	43,807	43,901

*	Includes the value of DSUs issued upon conversion of annual cash retainers as described in footnote 1 above of $125,000 for Mr. Darretta and $150,000 for Mr. Renwick.

As of December 31, 2016, our non-employee directors held outstanding DSU awards as follows:

Name	Deferred Stock Units
William C. Ballard, Jr.	20,820
Richard T. Burke	20,820
Robert J. Darretta	38,683
Michele J. Hooper	27,300
Rodger A. Lawson	19,271
Glenn M. Renwick	39,750
Kenneth I. Shine, M.D.	28,422
Gail R. Wilensky, Ph.D.	20,075

(3)	UnitedHealth Group did not grant stock option awards to directors in 2016. As of December 31, 2016, our non-employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ballard — 50,000 stock options; Mr. Burke — 60,750 stock options; Mr. Darretta — 56,621 stock options; Ms. Hooper — 35,000 stock options; Mr. Renwick — 33,929 stock options; and Dr. Wilensky — 56,240 stock options.
(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to our stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by UnitedHealth Group.
(5)	In 2016, UnitedHealth Group matched $15,000 in charitable contributions made by the following directors to charitable organizations selected by the directors pursuant to UnitedHealth Group’s Board Matching Program and also made $3,000 contributions to charitable organizations selected by the following directors in lieu of 2015 holiday gifts: Messrs. Ballard, Burke, Lawson and Renwick; Ms. Hooper; Dr. Shine and Dr. Wilensky. In 2016, UnitedHealth Group also paid $6,632, $490 and $6,642 in health care premiums on behalf of Mr. Burke, Ms. Hooper and Mr. Lawson, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about shareholders known to UnitedHealth Group to beneficially own more than 5% of the outstanding shares of its common stock, based solely on the information filed by such shareholders in 2017 for the year ended December 31, 2016 on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1)	69,264,228	7.30%
55 East 52nd Street
New York, New York 10055
The Vanguard Group (2)	60,211,766	6.32%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
FMR LLC (3)	56,567,442	5.94%
245 Summer Street
Boston, Massachusetts 02210

(1)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2017. BlackRock, Inc. reported having sole voting power over 59,468,643 shares and sole dispositive power over 69,264,228 shares.
(2)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2017. The Vanguard Group reported having sole voting power over 1,488,160 shares, shared voting power over 181,207 shares, sole dispositive power over 58,583,686 shares and shared dispositive power over 1,628,080 shares.
(3)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2017. FMR LLC reported having sole voting power over 6,186,045 shares and sole dispositive power over 56,567,442 shares.

The following table provides information about the beneficial ownership of UnitedHealth Group’s common stock as of March 14, 2017 by each director, each named executive officer, and by all of UnitedHealth Group’s current directors and executive officers as a group. As of March 14, 2017, there were 953,931,448 shares of UnitedHealth Group’s common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock	Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of March 14, 2017	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	70,391(2)	45,000	115,391	*
Richard T. Burke	1,957,191(2)(3)	59,860	2,107,051	*
Robert J. Darretta	42,488(2)(4)	56,621	99,109	*
Timothy P. Flynn	0(2)	0	0	*
Michele J. Hooper	30,941(2)	35,000	65,941	*
Rodger A. Lawson	26,542(2)	0	26,542	*
Glenn M. Renwick	42,294(2)	33,929	76,223	*
Kenneth I. Shine, M.D.	28,995(2)	0	28,995	*
Gail R. Wilensky, Ph.D.	55,175(2)	50,930	106,105	*
Stephen J. Hemsley	3,209,326(5)(6)	527,375	3,736,701	*
John F. Rex	32,378	187,196	219,574	*
David S. Wichmann	615,431(5)	722,601	1,338,032	*

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock	Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of March 14, 2017	Total (1)	Percent of Common Stock Outstanding
Larry C. Renfro	209,886	154,813	364,699	*
Marianne D. Short	64,017	105,133	169,150	*
All current directors and executive officers as a group (16 individuals)	6,417,813(7)	2,082,245	8,500,058	0.89%

*	Less than 1%.
(1)	Unless otherwise noted, each person and group identified possesses sole voting and dispositive power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 14, 2017 are treated as outstanding only when determining the amount and percent owned by such individual or group.
(2)	Includes the following number of vested DSUs which are considered owned under UnitedHealth Group’s stock ownership guidelines for directors: Mr. Ballard — 21,091 DSUs; Mr. Burke — 21,091 DSUs; Mr. Darretta — 39,148 DSUs; Ms. Hooper — 27,571 DSUs; Mr. Lawson — 19,542 DSUs; Mr. Renwick — 40,254 DSUs; Dr. Shine — 28,422 DSUs; and Dr. Wilensky — 20,346 DSUs.
(3)	Includes 86,000 shares held in trust for the benefit of Mr. Burke’s children. Mr. Burke does not have voting or dispositive power over these shares and disclaims beneficial ownership of these shares.
(4)	Includes 3,340 shares held by Mr. Darretta in a margin account for which no loans are outstanding. To discourage pledging shares of UnitedHealth Group’s common stock, our insider trading policy requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy’s adoption in November 2012 have been grandfathered. Mr. Darretta continues to satisfy UnitedHealth Group’s stock ownership guidelines when pledged shares are excluded from his individual holdings. The three-month average trading volume for UnitedHealth Group’s common stock was 3,510,000 as of March 14, 2017.
(5)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 308.3995 shares; and Mr. Wichmann — 231.1102 shares. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.
(6)	Includes 79,813 DSUs, 24,000 shares held in a charitable foundation and 2,079,952 shares held in grantor retained annuity trusts, all of which are beneficially owned by Mr. Hemsley.
(7)	Includes the indirect holdings included in footnotes 3, 5 and 6.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

The UnitedHealth Group Board has adopted a written Related-Person Transactions Approval Policy, which is administered by the Nominating Committee of the UnitedHealth Group Board, which is referred to in this section as the Nominating Committee. A copy of the policy is available on UnitedHealth Group’s website at www.unitedhealthgroup.com. Under the policy, “related-person” transactions are prohibited unless approved or ratified by the Nominating Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) directly or indirectly involving:

•	A director or an immediate family member of a director in which an executive officer of UnitedHealth Group is directly or indirectly a participant and the amount involved exceeds $1.00; or

•	A director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members, in which UnitedHealth Group or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $120,000; provided that if a director is an executive officer of an entity that is a party to a transaction with UnitedHealth Group or its subsidiaries, and the director was actively involved in the transaction, then the amount shall be $1.00.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to UnitedHealth Group’s Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

•	Interests arising solely from the ownership of a class of UnitedHealth Group’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

•	Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to UnitedHealth Group or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, UnitedHealth Group determines whether a transaction falls under the definition of a related-person transaction requiring review by the Nominating Committee. In determining whether to approve or ratify a related-person transaction, the Nominating Committee will consider, among other things, whether the terms of the related-person transaction are fair to UnitedHealth Group and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under UnitedHealth Group’s Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of UnitedHealth Group.

Any member of the Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Nominating Committee, participate in some or all of the Nominating Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions in which UnitedHealth Group was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.

Related-Person Transactions

Transactions with our Former Director, Edson Bueno

Set forth below is information regarding certain business relationships between Amil and related persons, most of which existed prior to the closing of the acquisition of a majority interest in Amil by UnitedHealth Group in October 2012. At the time of the Amil acquisition, UnitedHealth Group reviewed the various business relationships then in effect and determined it was in the best interest of Amil and UnitedHealth Group that they be preserved. UnitedHealth Group also believed that Dr. Bueno’s experience and knowledge of international health care and integrated care systems, and training and experience as a physician and entrepreneur with deep expertise across the continuum of care, made him a valuable member of the UnitedHealth Group Board. Dr. Bueno passed away in February 2017. At that time, Dr. Bueno and his business partner, Dr. Dulce Pugliese, continued to own approximately 10% of Amil’s outstanding common shares and had committed to retain such shares for at least five years from the date of UnitedHealth Group’s acquisition of Amil, or October 26, 2017, subject to certain exceptions. Dr. Bueno had the right to put the shares to UnitedHealth Group and UnitedHealth Group had the right to call the Amil shares upon expiration of the five-year term, unless accelerated upon certain events, at a fair market value to be determined by appraisal firms selected by UnitedHealth Group and Dr. Bueno.

The Nominating Committee of the UnitedHealth Group Board has ratified the relationships set forth below. U.S. dollar amounts have been converted into U.S. dollars based on an exchange rate of R$3.2551 to US$1.00, the average exchange rate for the year ended December 31, 2016. These exchange rates are the same exchange rates used for financial reporting purposes.

Diagnosticos da America S.A. (“DASA”). As of December 31, 2016, Dr. Bueno owned directly and through an affiliated entity a minority interest in DASA and had voting control over a majority of DASA’s shares. Dr. Bueno’s son is the president of DASA. DASA provides vaccinations, diagnostic services and laboratory and pathology tests to many customers in Brazil, including Amil plan members. Services outside of São Paulo, Brazil are provided pursuant to a contract which automatically renews for successive 36-month terms. Services in São Paulo are provided pursuant to a contract with a term ending in 2026 (which is renewable for successive 15-year terms). Amil generally receives a discount on services provided to its members ranging from 2% to 12.5%, depending on volume. Amil has granted DASA the exclusive right to provide laboratory and pathology testing services at approximately 64 locations in São Paulo during the term of the contract and receives a discount on services ranging from 4% to 15%, depending on volume. From January 1, 2016 to December 31, 2016, Amil paid DASA $171.2 million, which reflects discounts over market rates in part due to exclusivity arrangements. UnitedHealth Group believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Hospital Investments. Dr. Bueno indirectly owned a majority interest in seven hospitals located in Rio de Janeiro, São Paulo and Brasilia that provide medical services to Amil plan members. Services to Amil plan members represent approximately 26% of the aggregate revenue of these hospitals during the period from January 1, 2016 through December 31, 2016. The services are provided pursuant to contracts between Amil and each individual hospital. The contracts will expire in 2022. From January 1, 2016 to December 31, 2016, Amil paid these hospitals $202.7 million for services to Amil plan members. UnitedHealth Group believes that the contract terms are equal to what could be obtained from unaffiliated third parties and are comparable to, or lower than, rates that are charged to other Brazilian health plans. Amil also has a right of first offer and a right of first refusal to purchase interests in these hospitals had Dr. Bueno or his affiliates determined to transfer their interests to third parties within ten years from the date of the closing, or October 26, 2022.

Aeromil Táxi Aéreo Limitada (“Aeromil”). In connection with UnitedHealth Group’s acquisition of Amil, Amil sold 80% of Aeromil, an air taxi business, to Dr. Bueno to comply with Brazilian restrictions on foreign ownership of such businesses. Aeromil provides on-demand emergency medical transport services to Amil. The cost to Amil for such services is based on the operating costs (including utilization and maintenance) of the relevant aircraft. From January 1, 2016 to December 31, 2016, Amil paid Aeromil $10.8 million for emergency medical transport services. Amil is entitled to receive dividends equaling 99.9% of the profits of Aeromil and has an irrevocable option to purchase all of Dr. Bueno’s shares in Aeromil at a price of approximately $15 million, the price paid by Dr. Bueno for his stake in Aeromil. Amil’s call option has an indefinite term so long as each party holds stock in Aeromil. Dr. Bueno was restricted from selling his shares in Aeromil except pursuant to Amil’s call option.

LAVE BRAS Gestão de Têxteis S.A. (“LAVE BRAS”). Dr. Bueno had an indirect minority interest in LAVE BRAS, a privately-held Brazilian company that provides industrial laundry services to hospitals. In 2016, Amil paid LAVE BRAS and its subsidiaries $4.7 million for industrial laundry services provided to Amil’s hospitals. UnitedHealth Group believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Federação Nacional de Saúde Suplementar. Dr. Bueno was a vice president of Federação Nacional de Saúde Suplementar, a consortium of major health care providers in Brazil that partner together to exchange experiences, promote organized debates about major challenges of the sector, and strengthen institutional representation before society and government. In 2016, Amil paid Federação Nacional de Saúde Suplementar approximately $638,700 in membership and related fees.

Instituto de Estudos de Saúde Suplementar. Dr. Bueno was a director of Instituto de Estudos de Saúde Suplementar, a nonprofit entity with a mission of improving health care for the benefit of all citizens. In 2016, Amil contributed approximately $298,100 to Instituto de Estudos de Saúde Suplementar.

Medical Supplies Providers. Dr. Bueno had an indirect majority ownership interest in entities from which Amil purchases medical supplies. Amil paid approximately $25.7 million for medical supplies to the entities in 2016.

Property Leases. Dr. Bueno had an indirect majority ownership interest in entities from which Amil leases medical facilities and office space. Amil paid approximately $11.9 million for property leases to the entities in 2016.

Employment of Family Members of Executive Officer

Matt Renfro, Larry Renfro’s son, and Paul Leary, Larry Renfro’s brother-in-law, are employed at Optum. The compensation paid to each of these employees is consistent with UnitedHealth Group’s overall compensation principles based on the employees’ years of experience, performance and positions within UnitedHealth Group.

Transactions with 5% Shareholders

BlackRock Inc. beneficially owned approximately 7.3% of UnitedHealth Group’s common stock as of December 31, 2016. UnitedHealth Group paid BlackRock $3.1 million for investment management fees in 2016. BlackRock maintains a self-funded health insurance plan through UnitedHealth Group and paid UnitedHealth Group $1.8 million for administrative services in 2016.

FMR LLC beneficially owned approximately 5.94% of UnitedHealth Group’s common stock as of December 31, 2016. UnitedHealth Group and its employees paid Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, $5.8 million in investment and benefits management fees in 2016. Fidelity maintains a self-funded health insurance plan through UnitedHealth Group and paid UnitedHealth Group $17.5 million for administrative services, approximately $2.8 million for in-house fitness service management fees and approximately $782,300 for software products in 2016.

DESCRIPTION OF UNITEDHEALTH GROUP CAPITAL STOCK

As of the date of this prospectus, UnitedHealth Group is authorized to issue 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of February 15, 2017, there were 951,991,329 shares of UnitedHealth Group common stock outstanding, and no shares of preferred stock issued or outstanding.

The following summary describes the material terms of UnitedHealth Group’s capital stock but is not complete and is qualified by reference to UnitedHealth Group’s restated certificate of incorporation, as amended (its “charter”), and UnitedHealth Group’s amended and restated bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Common Stock

Each outstanding share of UnitedHealth Group common stock is fully paid and nonassessable.

Voting. Each holder of UnitedHealth Group common stock is entitled to one vote per share for the election of directors and on all matters submitted to a vote of stockholders of UnitedHealth Group. Cumulative voting is prohibited.

Dividends and Other Distributions. Holders of UnitedHealth Group common stock are entitled to receive such dividends, if any, as may be declared by the UnitedHealth Group board in its discretion out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding preferred stock.

Liquidation Rights. Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of UnitedHealth Group’s liquidation, dissolution or winding up, holders of UnitedHealth Group’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights. UnitedHealth Group’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of UnitedHealth Group’s common stock or any other securities convertible into shares of any class of UnitedHealth Group’s common stock, or any redemption rights.

Listing. UnitedHealth Group’s common stock is listed on the NYSE under the symbol “UNH.”

Potential Anti-Takeover Effects of Various Provisions of Delaware Law and UnitedHealth Group’s Certificate of Incorporation and Bylaws

The provisions of Delaware law and of UnitedHealth Group’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by the directors of UnitedHealth Group, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of UnitedHealth Group common stock. However, UnitedHealth Group believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the board of directors of UnitedHealth Group and by providing the board of directors of UnitedHealth Group with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make UnitedHealth Group immune from takeovers. However, these provisions apply even if the acquisition proposal may be considered beneficial by some UnitedHealth Group stockholders and could delay or prevent an acquisition that the board of directors of UnitedHealth Group determines is not in the best interests of UnitedHealth Group and its stockholders.

Delaware Law

UnitedHealth Group is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the time that such stockholder became an “interested stockholder” (as such term is defined in Section 203), unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined in Section 203 of the DGCL as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that, together with such person’s affiliates and associates, (i) owns (directly or indirectly, or otherwise has the right to acquire or the right to vote (other than a right to vote arising solely from a revocable proxy or consent)) 15% or more of a corporation’s outstanding voting stock, or (ii) is an affiliate or associate of a corporation and was the owner (to the same extent as described in clause (i)) of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.

Bylaw and Charter Provisions

UnitedHealth Group’s charter and bylaws:

•	provide that special meetings of UnitedHealth Group’s stockholders may be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the chief executive officer, (iii) the chief financial officer, (iv) any two directors or (v) by a stockholder or stockholders holding 25% or more of the voting power of the shares entitled to vote on matters to be presented at the meeting;

•	do not provide for a minimum or maximum number of directors;

•	prohibit cumulative voting for directors;

•	provide an advance written notice procedure with respect to stockholder proposals, nominations of candidates for election to the board of directors of UnitedHealth Group and meetings; and

•	authorize the board of directors of UnitedHealth Group to establish one or more series of preferred stock, the terms of which can be determined by the board of directors of UnitedHealth Group at the time of issuance.

Transfer Agent and Registrar

The transfer agent and registrar for UnitedHealth Group’s common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF THE SCA PLANS

Introduction

This prospectus contains an overview of eligible individuals’ rights under SCA Plans, which were assumed by UnitedHealth Group upon completion of the Merger. As a result of that Merger, the assumed stock options granted under that SCA Plans relate to shares of UnitedHealth Group common stock instead of shares of SCA common stock.

The description of the SCA Plans in this prospectus is merely a summary of key terms and conditions of the SCA Plans. This prospectus does not contain all of the terms and conditions of the official plan documents for the SCA Plans, and is expressly qualified by reference to the plan documents for the SCA Plans and the terms and conditions of a specific grant or award. In the event of any inconsistency between this prospectus, any plan documents or the terms and conditions of a grant or award, the plan documents and the terms and conditions of the grant or award will govern. See “Where You Can Find More Information” for instructions on how to obtain copies of the official plan documents.

Administration of the Plan

Since the Merger, the SCA Plans are being administered by the Compensation Committee of UnitedHealth Group’s Board of Directors. Subject to the terms of the SCA Plans, the Compensation Committee has the authority to interpret the terms of the SCA Plans and make all decisions related to the operation of the SCA Plans. The Compensation Committee may delegate the power to make all determinations under the SCA Plans with respect to those awards to one or more executive officers of UnitedHealth Group to the extent permitted by law. The Compensation Committee’s determinations under the SCA Plans need not be uniform. All determinations and decisions that the Compensation Committee makes pursuant to the provisions of the Plans are final, conclusive and binding on all parties.

Governing Law

The SCA Plans and the terms of all outstanding stock options are governed by and administered in accordance with the laws of the State of Delaware.

Types of Awards Outstanding

The SCA Plans permit various types of awards. This prospectus relates only to the offering of UnitedHealth Group common stock relating to outstanding stock options held by former SCA employees and directors.

Option Awards

In general, an option is a contractual right granted to an individual to purchase up to a specified number of shares of common stock at a specified exercise price within a specified period of time, subject to certain conditions. The shares subject to an option may be purchased (referred to generally as the “exercise” of the option) as allowed by the vesting and exercisability rules set forth in the award agreement. The award agreement will provide that the option is exercisable in accordance with a vesting schedule. In addition, the right to exercise might terminate when certain events occur, such as termination of employment, as specified in the award agreement. An option holder is not required to exercise an option when it first becomes exercisable. The option holder may exercise the option (or the exercisable portion of the option, as the case may be) at any time within the remaining term of the option, subject to the rules in the award agreement.

To exercise an option, the option holder must give written notice to the Secretary of UnitedHealth Group or such other person designated by the Compensation Committee specifying the intention to purchase shares, the number of shares to be purchased and the date, before the expiration or other termination of the option, that the purchase is to occur.

Shares purchased upon exercise of an option must be paid in full at the time of purchase in accordance with the terms of the award agreement evidencing the option. No shares will be issued pursuant to any option until full payment of the exercise price has been made to UnitedHealth Group. An option holder will have none of the rights of a stockholder of UnitedHealth Group until the shares are issued.

An award agreement might provide that the purchase price is to be paid (i) in cash or cash-equivalents, (ii) by a broker-assisted cashless exercise procedure, (iii) by a combination of the foregoing methods, or (iv) by any other means that the Compensation Committee approves.

Transfer of Awards

Except as otherwise determined by the Compensation Committee, no award granted under the SCA Plans is transferable by an award recipient otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Compensation Committee in accord with the provisions of the immediately preceding sentence, an award may be exercised during the lifetime of the recipient, only by the recipient or, during the period the recipient is under a legal disability, by the recipient’s guardian or legal representative.

LEGAL MATTERS

The validity of the UnitedHealth Group common stock offered by this prospectus has been passed upon for UnitedHealth Group by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated into this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby.

	Amount
SEC Registration Fee	$—	*
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	8,000
Printing Fees and Miscellaneous Expenses	3,000
Total	$16,000

*	Previously paid in connection with the original filing of this Registration Statement on Form S-4.

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law. As a Delaware corporation, the registrant is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The registrant’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The registrant’s Bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The registrant’s Bylaws provide that the registrant shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the registrant’s Bylaws or otherwise.

Indemnification Agreements. The registrant has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that the registrant will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the registrant, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the registrant as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the registrant, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Other Insurance. The registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the registrant’s directors and officers and covers the registrant for reimbursement of payments to the registrant’s directors and officers in respect of such liabilities and expenses.

Item 16. Exhibits

See the exhibit index attached to this registration statement and incorporated by reference herein.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 28, 2017.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 28, 2017.

Signature	Title

/s/ Stephen J. Hemsley Stephen J. Hemsley	Director and Chief Executive Officer (principal executive officer)

/s/ John F. Rex John F. Rex	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Thomas E. Roos Thomas E. Roos	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Robert J. Darretta	Director

* Timothy P. Flynn	Director

* Michele J. Hooper	Director

* Rodger A. Lawson	Director

* Glenn M. Renwick	Director

* Kenneth I. Shine, M.D.	Director

* Gail R. Wilensky, Ph.D.	Director

*	The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney previously filed as Exhibit 24.1 to the registration statement.

By:	/s/ Richard J. Mattera
Richard J. Mattera
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015)

3.2	Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on February 12, 2016)

4.1***	Surgical Care Affiliates Inc. 2013 Omnibus Long-Term Incentive Plan

4.2***	Surgical Care Affiliates Inc. Management Equity Incentive Plan

4.3***	Surgical Care Affiliates Inc. Directors and Consultants Equity Incentive Plan

5.1**	Opinion of Hogan Lovells US LLP regarding legality of securities being registered.

10.1	UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and restated in 2015 (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on June 5, 2015)

10.2	Amendment to UnitedHealth Group Incorporated’s Stock Option and Stock Appreciation Right Awards, effective November 6, 2014 (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.3	Form of Agreement for Non-Qualified Stock Option Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.4 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.4	Form of Agreement for Non-Qualified Stock Option Award for International Participants under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.5	Form of Addendum for Non-Qualified Stock Option Award Agreement for International Participants under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.37 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.6	Form of Agreement for Restricted Stock Unit Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.5 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.7	Form of Agreement for Restricted Stock Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.8	Form of Agreement for Stock Appreciation Rights Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.9	Form of Agreement for Performance-based Restricted Stock Unit Award to Executives under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan, as amended and restated in 2015, for awards made after January 1, 2016 (incorporated by reference to Exhibit 10.6 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.10	Form of Agreement for Initial Deferred Stock Unit Award to Non-Employee Directors under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.11	Form of Agreement for Deferred Stock Unit Award to Non-Employee Directors under UnitedHealth Group Incorporated’s 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on May 27, 2011)

10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on July 1, 2015)

10.13	Amended and Restated UnitedHealth Group Incorporated Executive Incentive Plan (2009 Statement), effective as of December 31, 2008 (incorporated by reference to Exhibit 10.12 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.14	Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan, effective as of December 31, 2008 (incorporated by reference to Exhibit 10.13 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.15	Amendment, dated as of December 21, 2012, of Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan (incorporated by reference to Exhibit 10.11 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.16	Second Amendment, dated as of November 5, 2015, of Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.17	UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10(e) of UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.18	First Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.3 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 3, 2006)

10.19	Second Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.13 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007)

10.20	Third Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.17 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.21	Fourth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.22	Fifth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014)

10.23	Sixth Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015)

10.24	Seventh Amendment to UnitedHealth Group Executive Savings Plan (2004 Statement) (incorporated by reference to Exhibit 10.24 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.25	UnitedHealth Group Directors’ Compensation Deferral Plan (2009 Statement) (incorporated by reference to Exhibit 10.18 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.26	Amendment to the UnitedHealth Group Directors’ Compensation Deferral Plan, effective as of January 1, 2010 (incorporated by reference to Exhibit 10.20 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009)

10.27	First Amendment to UnitedHealth Group Directors’ Compensation Deferral Plan (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.28	Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 4.3 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-205824, filed on July 23, 2015)

10.29	Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 4.4 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-205824, filed on July 23, 2015)

10.30	Employment Agreement, dated as of November 7, 2006, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 8, 2006)

10.31	Agreement for Supplemental Executive Retirement Pay, effective April 1, 2004, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10(b) to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)

10.32	Amendment to Agreement for Supplemental Executive Retirement Pay, dated as of November 7, 2006, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit A to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on November 8, 2006)

10.33	Amendment to Employment Agreement and Agreement for Supplemental Executive Retirement Pay, effective as of December 31, 2008, between United HealthCare Services, Inc. and Stephen J. Hemsley (incorporated by reference to Exhibit 10.22 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.34	Letter Agreement, effective as of February 19, 2008, by and between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.22 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007)

10.35	Amendment to Employment Agreement, dated as of December 14, 2010, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on December 15, 2010)

10.36	Amended and Restated Employment Agreement, effective as of December 1, 2014, between United HealthCare Services, Inc. and David Wichmann (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.37	Amended and Restated Employment Agreement, effective December 1, 2014, between United HealthCare Services, Inc. and Larry Renfro (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.38	Amended Employment Agreement, effective as of November 1, 2012, between Amil Assistência Médica Internacional S.A. and Dr. Edson de Godoy Bueno (incorporated by reference to Exhibit 10.32 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.39	Employment Agreement, effective as of January 1, 2013, between United HealthCare Services, Inc. and Marianne D. Short (incorporated by reference to Exhibit 10.34 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013)

10.40	Amended and Restated Employment Agreement, dated as of February 3, 2014, between United HealthCare Services, Inc. and D. Ellen Wilson (incorporated by reference to Exhibit 10.40 to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.41	Amended and Restated Employment Agreement, dated as of June 7, 2016, between United HealthCare Services, Inc. and John Rex (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

10.42	Amendment to Agreement for Supplemental Executive Retirement Pay, dated as of June 7, 2016, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10.2 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

10.43	Summary of Non-Management Director Compensation, effective as of October 1, 2016 (incorporated by reference to Exhibit 10.1 to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016)

21.1	Subsidiaries of UnitedHealth Group Incorporated (incorporated by reference to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2**	Consent of Hogan Lovells US LLP for legality opinion (included in the opinion previously filed as Exhibit 5.1 and incorporated herein by reference)

24.1**	Power of Attorney

*	Filed herewith.
**	Previously filed as an exhibit to the Form S-4 as filed on February 21, 2017.
***	Previously filed as an exhibit to Post-Effective Amendment No. 1 on Form S-8 to Form S-4 as filed on March 27, 2017.